EXHIBIT 99.1

Management’s Report on Internal Control Over Financial Reporting

The management of Commonwealth Edison Company (ComEd) is responsible for establishing and maintaining adequate internal control over financial reporting. ComEd’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

ComEd’s management conducted an assessment of the effectiveness of ComEd’s internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, ComEd’s management concluded that, as of December 31, 2008, ComEd’s internal control over financial reporting was effective.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

February 6, 2009

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Commonwealth Edison Company:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, statements of cash flows, statements of changes in shareholders’ equity, and statements of comprehensive income (loss) present fairly, in all material respects, the financial position of Commonwealth Edison Company and its subsidiaries (ComEd) at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our audits (which were integrated audits in 2008 and 2007). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, ComEd changed its method of accounting for uncertain tax positions as of January 1, 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 6, 2009

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Operations

	For the Years Ended December 31,
(in millions)	2008	2007	2006
Operating revenues
Operating revenues	$6,129	$6,099	$6,091
Operating revenues from affiliates	7	5	10

Total operating revenues	6,136	6,104	6,101

Operating expenses
Purchased power	2,077	2,270	363
Purchased power from affiliate	1,505	1,477	2,929
Operating and maintenance	957	895	525
Operating and maintenance from affiliates	168	196	220
Impairment of goodwill	—	—	776
Depreciation and amortization	464	440	430
Taxes other than income	298	314	303

Total operating expenses	5,469	5,592	5,546

Operating income	667	512	555

Other income and deductions
Interest expense	(327)	(265)	(236)
Interest expense to affiliates, net	(21)	(53)	(72)
Equity in losses of unconsolidated affiliates	(8)	(7)	(10)
Other, net	18	58	96

Total other income and deductions	(338)	(267)	(222)

Income before income taxes	329	245	333
Income taxes	128	80	445

Net Income (loss)	$201	$165	$(112)

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(in millions)	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$201	$165	$(112)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation, amortization and accretion	465	441	431
Impairment of goodwill	—	—	776
Deferred income taxes and amortization of investment tax credits	258	82	103
Net realized and unrealized mark-to-market transactions	—	(5)	5
Other non-cash operating activities	264	211	(134)
Changes in assets and liabilities:
Accounts receivable	(133)	(103)	6
Inventories	(4)	6	(34)
Accounts payable, accrued expenses and other current liabilities	43	120	38
Receivables from and payables to affiliates, net	112	(132)	(58)
Income taxes	(95)	(93)	14
Restricted cash	14	(15)	—
Pension and non-pension postretirement benefit contributions	(55)	(53)	(47)
Other assets and liabilities	9	(104)	(1)

Net cash flows provided by operating activities	1,079	520	987

Cash flows from investing activities
Capital expenditures	(953)	(1,040)	(911)
Other investing activities	(5)	25	17

Net cash flows used in investing activities	(958)	(1,015)	(894)

Cash flows from financing activities
Issuance of long-term debt	1,324	705	1,074
Retirement of long-term debt	(760)	(147)	(327)
Retirement of long-term debt to financing trusts	(429)	(349)	(339)
Change in Exelon intercompany money pool borrowings	—	—	(140)
Change in short-term debt	(310)	310	(399)
Contributions from parent	14	28	37
Other financing activities	—	—	(2)

Net cash flow (used in) provided by financing activities	(161)	547	(96)

(Decrease) increase in cash and cash equivalents	(40)	52	(3)
Cash and cash equivalents at beginning of period	87	35	38

Cash and cash equivalents at end of period	$47	$87	$35

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Balance Sheets

	December 31,
(in millions)	2008	2007
Assets

Current assets
Cash and cash equivalents	$47	$87
Restricted cash	1	15
Accounts receivable, net
Customer	798	706
Other	162	203
Inventories, net, at average cost	75	74
Regulatory assets	169	101
Mark-to-market derivative asset with affiliate	—	13
Deferred income taxes	32	—
Other	25	42

Total current assets	1,309	1,241

Property, plant and equipment, net	11,655	11,127

Deferred debits and other assets
Regulatory assets	858	503
Investments	34	46
Goodwill	2,625	2,625
Receivables from affiliates	1,291	1,908
Mark-to-market derivative asset with affiliate	—	443
Prepaid pension asset	847	875
Other	618	608

Total deferred debits and other assets	6,273	7,008

Total assets	$19,237	$19,376

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Balance Sheets

	December 31,
(in millions)	2008	2007
Liabilities and shareholders’ equity

Current liabilities
Short-term borrowings	$60	$370
Long-term debt due within one year	17	122
Long-term debt to ComEd Transitional Funding Trust due within one year	—	274
Accounts payable	307	289
Accrued expenses	306	367
Payables to affiliates	179	55
Customer deposits	119	119
Regulatory liabilities	1	17
Deferred income taxes	—	33
Mark-to-market derivative liability with affiliate	111	—
Other	53	66

Total current liabilities	1,153	1,712

Long-term debt	4,709	4,023
Long-term debt to other financing trusts	206	361
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,369	2,049
Asset retirement obligations	174	163
Non-pension postretirement benefits obligations	203	185
Regulatory liabilities	2,440	3,447
Mark-to-market derivative liability with affiliate	345	—
Other	903	908

Total deferred credits and other liabilities	6,434	6,752

Total liabilities	12,502	12,848

Commitments and contingencies

Shareholders’ equity
Common stock	1,588	1,588
Other paid in capital	4,982	4,968
Retained earnings (deficit)	170	(29)
Accumulated other comprehensive (loss) income, net	(5)	1

Total shareholders’ equity	6,735	6,528

Total liabilities and shareholders’ equity	$19,237	$19,376

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Changes in Shareholders’ Equity

(in millions)	Common Stock	Other Paid In Capital	Retained Earnings (Deficits) Unappropriated	Retained Earnings Appropriated	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, December 31, 2005	$1,588	$4,890	$(1,180)	$1,099	$(1)	$6,396
Net loss	—	—	(112)	—	—	(112)
Allocation of tax benefit from parent	—	21	—	—	—	21
Appropriation of retained earnings for future dividends	—	—	(340)	340	—	—
Resolution of certain tax matters	—	(5)	—	—	—	(5)
Other comprehensive loss, net of income taxes of $(1)	—	—	—	—	(2)	(2)

Balance, December 31, 2006	$1,588	$4,906	$(1,632)	$1,439	$(3)	$6,298
Net Income	—	—	165	—	—	165
Allocation of tax benefit from parent	—	28	—	—	—	28
Appropriation of retained earnings for future dividends	—	—	(171)	171	—	—
Adoption of Financial Accounting Standards Board Interpretation No. 48 (FIN 48)	—	34	(1)	—	—	33
Other comprehensive income, net of income taxes of $3	—	—	—	—	4	4

Balance, December 31, 2007	$1,588	$4,968	$(1,639)	$1,610	$1	$6,528
Net Income	—	—	201	—	—	201
Allocation of tax benefit from parent	—	14	—	—	—	14
Appropriation of retained earnings for future dividends	—	—	(199)	199	—	—
Adjustment of the adoption of FIN 48	—	—	(2)	—	—	(2)
Other comprehensive loss, net of income taxes of $(4)	—	—	—	—	(6)	(6)

Balance, December 31, 2008	$1,588	$4,982	$(1,639)	$1,809	$(5)	$6,735

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Consolidated Statements of Comprehensive Income (Loss)

	For the Years Ended December 31,
(in millions)	2008	2007	2006
Net income (loss)	$201	$165	$(112)
Other comprehensive (loss) income
Unrealized (loss) gain on marketable securities, net of income taxes of $(4), $1 and $1, respectively	(6)	—	2
Unrealized gain (loss) on cash-flow hedges, net of income taxes of $0, $2 and $(2), respectively	—	4	(4)

Other comprehensive (loss) income	(6)	4	(2)

Comprehensive income (loss)	$195	$169	$(114)

See Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies

Notes to Consolidated Financial Statements

(Dollars in millions unless otherwise noted)

1. Significant Accounting Policies

Description of Business

Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase and regulated retail sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial and industrial customers in northern Illinois, including the City of Chicago. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of 8 million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of 3 million. ComEd has approximately 3.8 million customers.

Basis of Presentation

ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns more than 99% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc. Certain entities that are financing subsidiaries of ComEd have issued debt or mandatorily redeemable preferred securities. ComEd’s investments in its subsidiaries, ComEd Financing II, ComEd Financing III, ComEd Funding LLC (ComEd Funding) and ComEd Transitional Funding Trust (CTFT) are accounted for under the equity method of accounting. ComEd Financing II, ComEd Funding and CTFT were liquidated and dissolved upon repayment of the debt during 2008. All intercompany transactions have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas in which significant estimates have been made include, but are not limited to, the accounting for other asset retirement obligations (AROs), pension and other postretirement benefits, inventory reserves, allowance for uncollectible accounts, goodwill and asset impairments, derivative instruments, fixed asset depreciation, environmental costs, taxes and unbilled energy revenues.

Accounting for the Effects of Regulation

ComEd accounts for its regulated operations in accordance with accounting policies prescribed by the regulatory authorities having jurisdiction, principally the Illinois Commerce Commission (ICC) under state public utility laws, the Federal Energy Regulatory Commission (FERC) under various Federal laws, and the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA) prior to its repeal effective February 8, 2006. ComEd applies Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS No. 71). SFAS No. 71 requires ComEd to record in its financial statements the effects of rate regulation for utility operations that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. ComEd believes that it is probable that its currently recorded regulatory assets and liabilities will be recovered in future rates. However, ComEd continues to evaluate its ability to apply SFAS No. 71, including consideration of current events in its respective regulatory and political environments. If a separable portion of ComEd’s business was no longer able to meet the provisions of SFAS No. 71, ComEd would be required to eliminate from its financial statements the effects of regulation for that portion, which would have a material impact on its financial condition and results of operations. See Note 2—Regulatory Issues for additional information.

Segment Information

ComEd operates in one business segment.

Variable Interest Entities

The financing trusts of ComEd, namely ComEd Financing II, ComEd Financing III, ComEd Funding and CTFT are not consolidated in ComEd’s financial statements pursuant to the provisions of FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities” and FIN 46 (revised December 2003) (FIN 46-R). ComEd Funding and CTFT were created for the sole purpose of issuing debt obligations to securitize intangible transition property of ComEd and the other entities were created to issue mandatorily redeemable trust preferred securities. As of December 31, 2008, the only remaining variable interest entity is ComEd Financing III, as the other entities were dissolved during 2008.

ComEd has concluded that it is not the primary beneficiary of its respective trusts because investors in the trusts’ securities, not ComEd, bear the risk of loss related to those securities. ComEd, as the sponsor of the financing trusts is obligated to pay the operating expenses of the trusts. ComEd’s balance sheets include payable to affiliate amounts due to its respective financing trusts, as well as investments in its respective trusts. See Note 16—Related Party Transactions regarding information on the amounts recorded with respect to the financing trusts within the Consolidated Financial Statements.

The maximum exposure to loss as a result of ComEd’s involvement with the financing trusts was $6 million and $21 million at December 31, 2008 and 2007, respectively. ComEd’s maximum exposure to loss is determined based on the current carrying value of investments made in the variable interest entities. ComEd’s estimated range of exposure to loss related to the financing trusts is any amount up to the current carrying value of investments made in the variable interest entities. ComEd has not provided any non-contractually required financial support to the trusts during the year ended December 31, 2008.

Revenues

Operating Revenues. Operating revenues are recorded as service is rendered or energy is delivered to customers. At the end of each month, ComEd accrues an estimate for the unbilled amount of energy delivered or services provided to customers. See Note 3—Accounts Receivable for further information.

Regional Transmission Organization (RTO). In RTO markets that facilitate the dispatch of energy and energy-related products, ComEd nets its spot market purchases against its spot market sales on an hourly basis, with the result recorded in purchased power expense. In 2008, ComEd recorded an immaterial amount associated with hours where it had net spot market sales.

Swaps and Commodity Derivatives. Certain swap arrangements which meet the definition of derivative instruments are recorded at fair value with subsequent changes in fair value recognized each reporting period. If the derivatives meet hedging criteria, changes in fair value are recorded in other comprehensive income (OCI). ComEd has not elected hedge accounting for its financial swap contract with Generation. Since ComEd is entitled to full recovery of the costs of the financial swap contract in rates, ComEd records the fair value of the swap as well as an offsetting regulatory asset or liability on its balance sheet. See Note 2—Regulatory Issues and Note 7—Derivative Financial Instruments for additional information.

Income Taxes

Deferred Federal and state income taxes are provided on all significant temporary differences between the book basis and the tax basis of assets and liabilities and for tax benefits carried forward. Investment tax credits previously utilized for income tax purposes have been deferred on ComEd’s Consolidated Balance Sheets and are recognized in book income over the life of the related property. Beginning January 1, 2007, ComEd began accounting for uncertain income tax positions in accordance with FIN 48, “Accounting for Uncertainty in Income Taxes,” an Interpretation of Financial Accounting Standards Board (FASB) Interpretation No. 48. See Note 9—Income Taxes for information regarding ComEd’s accounting for uncertain income tax positions. Prior to January 1, 2007, ComEd estimated its uncertain income tax obligations in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109), SFAS No. 5 “Accounting for Contingencies” (SFAS No. 5), and Statement of Financial Accounting Concepts No. 6, “Elements of Financial Statements-a replacement of FASB Concepts Statement No. 3 (incorporating an amendment of FASB Concepts Statement No. 2)”. ComEd recognizes accrued interest related to unrecognized tax benefits in interest expense or interest income in other income and deductions on its Consolidated Statements of Operations.

Pursuant to the Internal Revenue Code (IRC) and relevant state taxing authorities, Exelon and its subsidiaries, including ComEd, file consolidated or combined income tax returns for Federal and certain state jurisdictions where allowed or required (see Note 9—Income Taxes).

ComEd is party to an agreement (Tax Sharing Agreement) with Exelon and other subsidiaries of Exelon that provides for the allocation of consolidated tax liabilities and benefits. The Tax Sharing Agreement provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax. In addition, any net benefit attributable to the parent is reallocated to other members. That allocation is treated as a contribution to the capital of the party receiving the benefit.

Taxes Directly Imposed on Revenue-Producing Transactions

ComEd presents any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on a gross (included in revenues and costs) basis in accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” See Note 15—Supplemental Financial Information for ComEd’s utility taxes that are presented on a gross basis.

Losses on Reacquired and Retired Debt

Consistent with rate recovery for ratemaking purposes, ComEd’s recoverable losses on reacquired long-term debt related to regulated operations are deferred and amortized to interest expense over the life of the new debt issued to finance the debt redemption, or over the life of the original debt issuance if the debt is not refinanced.

Cash and Cash Equivalents

ComEd considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash and Investments

As of December 31, 2008, ComEd’s restricted cash represented funds to be used for rate relief programs. As of December 31, 2007, ComEd’s restricted cash primarily represented funds to be used for rate relief programs and collateral received under the supplier forward contracts. See Note 2—Regulatory Issues for further information.

Allowance for Uncollectible Accounts

The allowance for uncollectible accounts reflects ComEd’s best estimate of losses on the accounts receivable balances. The allowance is based on known troubled accounts, historical experience and other currently available evidence. ComEd customers’ accounts are generally considered delinquent if the amount billed is not received by the time the next bill is issued, which normally occurs on a monthly basis. ComEd customers’ accounts are written-off consistent with approved regulatory requirements.

The provision for uncollectible accounts for ComEd was $71 million, $58 million and $33 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Inventories

Inventory is recorded at the lower of cost or market, and provisions are recorded for excess and obsolete inventory. Materials and supplies inventory generally includes the average costs of transmission and distribution plant materials. Materials are generally charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed or used.

Marketable Securities

All marketable securities are reported at fair value pursuant to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115) or SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115” (SFAS No. 159) as applicable. All securities are classified as available-for-sale securities pursuant to SFAS No. 115. Unrealized gains and losses, net of tax, for ComEd’s available-for-sale securities are reported in OCI. Any decline in the fair value of ComEd’s available-for-sale securities below the cost basis is reviewed to determine if such decline is other-than-temporary. If the decline is determined to be other-than-temporary, the cost basis of the available-for-sale securities shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in earnings.

Deferred Energy Costs

Starting in 2007, ComEd’s electricity and transmission costs are recoverable or refundable under ComEd’s ICC and / or FERC approved retail rates. ComEd recovers or refunds the difference between the actual cost of electricity and transmission and the amount included in rates charged to its customers. Differences between the amounts billed to customers and the actual costs recoverable are deferred and recovered or refunded in future periods by means of prospective monthly adjustments to rates. See Note 15—Supplemental Financial Information for additional information regarding deferred energy costs for ComEd.

Leases

ComEd accounts for leases in accordance with SFAS No. 13, “Accounting for Leases” and determines whether its long-term power purchase contracts are leases pursuant to EITF Issue No. 01-8, “Determining Whether an Arrangement is a Lease” (EITF 01-8). At the inception of a contract determined to be a lease, or subsequent modification, ComEd determines whether the lease is an operating or capital lease based upon its terms and characteristics.

Property, Plant and Equipment

Property, plant and equipment is recorded at original cost. Original cost includes labor and materials, construction overhead and, when appropriate, allowance for funds used during construction (AFUDC) under SFAS No. 71. The cost of repairs, maintenance including planned major maintenance activities and minor replacements of property is charged to maintenance expense as incurred.

For ComEd, upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation in accordance with the composite method of depreciation. ComEd’s depreciation expense includes the estimated cost of dismantling and removing plant from service upon retirement as these costs, as well as depreciation expense, are included in cost of service for rate-making purposes. ComEd’s removal costs reduce the related regulatory liability. For unregulated property, the cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of, are charged to accumulated depreciation.

See Note 4—Property, Plant and Equipment and Note 15—Supplemental Financial Information for additional information regarding property, plant and equipment.

Capitalized Software Costs

Costs incurred during the application development stage of software projects that are developed or obtained for internal use are capitalized in accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed five years. Certain other capitalized software costs are being amortized over a longer life, pursuant to regulatory approval or requirement. At December 31, 2008 and 2007, net unamortized capitalized software costs totaled $106 million and $104 million, respectively. During the years ended December 31, 2008, 2007 and 2006, ComEd amortized $29 million, $24 million, and $21 million, respectively, of capitalized software costs.

Depreciation and Amortization

Depreciation is generally recorded over the estimated service lives of property, plant and equipment on a straight-line basis using the composite method. ComEd’s depreciation includes a provision for estimated removal costs as authorized by the ICC. The estimated service lives for ComEd is primarily based on the average service life from the most recent depreciation study. See Note 4—Property, Plant and Equipment for further information regarding depreciation.

Amortization of regulatory assets is provided over the recovery period specified in the related regulatory agreement. See Note 15—Supplemental Financial Information for additional information regarding the amortization of ComEd’s regulatory assets.

Asset Retirement Obligations (ARO)

AROs are accounted for in accordance with FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143) and FIN 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). FIN 47 requires the recognition of a liability for a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. The liabilities associated with conditional AROs are adjusted on an ongoing basis due to the passage of new laws and regulations and revisions to either the timing or amount of estimates of undiscounted cash flows and estimates of cost escalation factors. AROs and conditional AROs are accreted each year to reflect the time value of money for these present value obligations through a charge to operating and maintenance expense in the Consolidated Statements of Operations or, in the case of the majority of ComEd’s accretion, through an increase to regulatory assets due to the application of SFAS No. 71. See Note 10—Asset Retirement Obligations for additional information.

AFUDC

ComEd applies SFAS No. 71 to calculate the AFUDC, which is the cost during the period of construction of debt and equity funds used to finance construction projects for regulated operations. AFUDC is recorded as a charge to construction work in progress and as a non-cash credit to AFUDC that is included in interest expense for debt-related funds and other income and deductions for equity-related funds. The rates used for capitalizing AFUDC are computed under a method prescribed by regulatory authorities.

The following table summarizes total cost incurred and credits of AFUDC by year:

	2008	2007	2006
Total incurred interest (a)	$346	$331	$317
Credits to AFUDC debt and equity	(1)	16	12
(a) Includes interest expense to affiliates.

Guarantees

In accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (FIN 45), ComEd recognizes, at the inception of a guarantee, a liability for the fair market value of the obligations they have undertaken in issuing the guarantee, including the ongoing obligation to perform over the term of the guarantee in the event that the specified triggering events or conditions occur.

The liability that is initially recognized at the inception of the guarantee is reduced as ComEd is released from risk under the guarantee. Depending on the nature of the guarantee, the release from risk may be recognized only upon the expiration or settlement of the guarantee or by a systematic and rational amortization method over the term of the guarantee. The recognition and subsequent adjustment of the liability are highly dependent upon the nature of the associated guarantee. See Note 14—Commitments and Contingencies for additional information.

Asset Impairments

Long-Lived Assets. ComEd evaluates the carrying value of long-lived assets, excluding goodwill, when circumstances indicate the carrying value of those assets may not be recoverable. Conditions that could have an adverse impact on the cash flows and fair value of the long-lived assets are deteriorating business climate, including current market conditions, condition of the asset, or plans to dispose of a long-lived asset significantly before the end of its useful life. The review of long-lived assets for impairment requires significant assumptions about operating strategies and estimates of future cash flows, which require assessments of current and projected market conditions. A variation in the assumptions used could lead to a different conclusion regarding the realizability of an asset and, thus, could have a significant effect on the consolidated financial statements. An impairment evaluation is based on an undiscounted cash flow analysis at the lowest level at which cash flows of the long-lived assets are largely independent of other groups of assets and liabilities. Impairment may occur when the carrying value of the asset exceeds the future undiscounted cash flows. When the undiscounted cash flow analysis indicates a long-lived asset is not recoverable, the amount of the impairment loss is determined by measuring the excess of the carrying amount of the long-lived asset over its fair value. An impairment would require ComEd to reduce both the long-lived asset and current period earnings by the amount of the impairment.

Goodwill. Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed in the acquisition of a business. Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill is not amortized but is tested for impairment at least annually or on an interim basis if an event occurs or circumstances change that could reduce the fair value of a reporting unit below its carrying value. See Note 5—Intangible Assets for information regarding the application of SFAS No. 142 and the results of goodwill impairment studies that have been performed, which includes the $776 million goodwill impairment charge ComEd recorded in 2006.

Derivative Financial Instruments

ComEd accounts for derivative instruments in accordance with SFAS No. 133. Under SFAS No. 133, all derivatives are recognized on the balance sheet at fair value unless they qualify for certain exceptions, including the normal purchases and normal sales exception. Additionally, derivatives that qualify and are designated for hedge accounting are classified as either hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair-value hedge) or hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge). For fair-value hedges, changes in fair values for both the derivative and the underlying hedged exposure are recognized in earnings each period. For cash-flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the cost or value of the underlying exposure is deferred in accumulated OCI and later reclassified into earnings when the underlying transaction occurs. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For other derivative contracts that do not qualify or are not designated for hedge accounting, changes in the fair value of the derivatives are recognized in earnings or as a regulatory asset or liability if they meet the criteria of SFAS No. 71 each period. Amounts classified in earnings are included in revenue, purchased power or other, net on the Consolidated Statements of Operations. Cash inflows and outflows related to derivative instruments are included as a component of operating, investing or financing cash flows in the Consolidated Statement of Cash Flows, depending on the underlying nature of ComEd’s hedged items.

Revenues and expenses on contracts that qualify and are designated as normal purchases and normal sales are recognized when the underlying physical transaction is completed. While these contracts are considered derivative financial instruments under SFAS No. 133, they are not required to be recorded at fair value, but on an accrual basis of accounting. Normal purchases and normal sales are contracts where physical delivery is probable, quantities are expected to be used or sold in the normal course of business over a reasonable period of time, and price is not tied to an unrelated underlying derivative. See Note 7—Derivative Financial Instruments for additional information.

Retirement Benefits

ComEd participates in Exelon’s defined benefit pension plans and postretirement plans. Exelon’s defined benefit pension plans and postretirement benefit plans are accounted for in accordance with SFAS No. 87, “Employer’s Accounting for Pensions” (SFAS No. 87), SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (SFAS No. 88), SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions” (SFAS No. 106), FSP FAS 106-2, “Accounting and Disclosure

Requirements Related to the ` Prescription Drug, Improvement and Modernization Act of 2003” (FSP FAS 106-2) and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132-R” (SFAS No. 158), and are disclosed in accordance with SFAS No. 132-R, “Employers’ Disclosures about Pensions and Other Postretirement Benefits—an Amendment of FASB Statements No. 87, 88, and 106” (revised 2003) and SFAS No. 158.

The measurement of the plan obligations and costs of providing benefits under these plans involve various factors, including numerous assumptions and accounting elections. The assumptions are reviewed annually and at any interim remeasurement of the plan obligations. The impact of assumption changes on pension and other postretirement benefit obligations is generally recognized over the expected average remaining service period of the employees rather than immediately recognized in the income statement as allowed by SFAS No. 87 and SFAS No. 106. See Note 11—Retirement Benefits for additional information.

Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Prescription Drug Act). Through Exelon’s postretirement benefit plans, ComEd provides retirees with prescription drug coverage. The Prescription Drug Act was enacted on December 8, 2003. The Prescription Drug Act introduced a prescription drug benefit under Medicare as well as a Federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit. Management believes the prescription drug benefit provided under Exelon’s postretirement benefit plans is at least actuarially equivalent to the Medicare prescription drug benefit.

New Accounting Pronouncements

ComEd has identified the following new accounting pronouncements that either have been recently adopted or issued that may affect ComEd upon adoption.

SFAS No. 157

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value for financial accounting and reporting purposes, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change the requirements to apply fair value in existing accounting standards. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or, in the absence of a principal, the most advantageous market. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the applicable asset or liability.

SFAS No. 157 was effective and adopted by ComEd as of January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on ComEd’s results of operations, cash flows or financial positions for the year ended December 31, 2008. See Note 6—Fair Value of Financial Assets and Liabilities for additional information regarding the adoption of SFAS No. 157.

In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2, “Effective Date of FASB Statement No. 157” (FSP FAS 157-2), which delayed the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008. As of January 1, 2009, ComEd has adopted this guidance for nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities. The adoption of FSP FAS 157-2 did not have a material impact on ComEd’s results of operations, cash flows or financial position.

On October 10, 2008, the FASB issued FSP FAS No. 157-3, “Fair Value Measurements” (FSP FAS 157-3), which clarifies the application of SFAS No. 157 in an inactive market and provides an example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of this standard did not have a material impact on ComEd’s results of operations, cash flows or financial positions.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (SFAS No. 159). SFAS No. 159 allows an entity to irrevocably elect fair value for the initial and subsequent measurement of certain financial instruments and other items that are not currently required to be measured at fair value. When the fair value option is elected and a company chooses to record eligible items at fair value, the company must report unrealized gains and losses on those items in results of operations at each subsequent reporting date. Additionally, the transition provisions of SFAS No. 159 permit a one-time election for existing positions at the adoption date, with a cumulative-effect adjustment included in opening retained earnings. All future changes in fair value will be reported in results of operations. ComEd did not elect the fair value option allowed by SFAS No. 159.

FSP FIN 39-1

In April 2007, the FASB issued FSP FASB Interpretation No. (FIN) 39-1, “Amendment of FASB Interpretation No. 39” (FSP FIN 39-1). This pronouncement amends FIN 39, “Offsetting of Amounts Related to Certain Contracts,” to permit companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. FSP FIN 39-1 was effective for ComEd as of January 1, 2008. In addition, upon the adoption of FSP FIN 39-1, companies were permitted to change their accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting agreements. The provisions of FSP FIN 39-1 are not currently applicable to ComEd.

SFAS No. 160

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 requires that changes in a parent’s ownership interest in a subsidiary be reported as an equity transaction in the consolidated financial statements when it does not result in a change in control of the subsidiary. When a change in a parent’s ownership interest results in deconsolidation, a gain or loss should be recognized in the consolidated financial statements. SFAS No. 160 must be applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements, which are required to be applied retrospectively for all periods presented. The adoption of SFAS No. 160 will not have a material impact on ComEd’s results of operations, cash flows or financial position; however, it could impact future transactions entered into by ComEd.

SFAS No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), by requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 became effective for ComEd as of January 1, 2009. As SFAS No. 161 provides only disclosure requirements, the adoption of this standard will not have a material impact on ComEd’s results of operations, cash flows or financial position.

FSP FAS 142-3

In April 2008, the FASB issued FSP FAS No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP FAS 142-3). This pronouncement amends SFAS No. 142, regarding the factors that should be considered in developing the useful lives for intangible assets with renewal or extension provisions. FSP FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements, regardless of whether those arrangements have explicit renewal or extension provisions, when determining the useful life of an intangible asset. In the absence of such experience, an entity shall consider the assumptions that market participants would use about renewal or extension, adjusted for entity-specific factors. FSP FAS 142-3 also requires an entity to disclose information regarding the extent to which the expected future cash flows associated with an intangible asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. FSP FAS 142-3 will be effective for qualifying intangible assets acquired by ComEd on or after January 1, 2009. The application of FSP FAS 142-3 is not expected to have a material impact on ComEd’s results of operations, cash flows or financial position; however, it could impact future transactions entered into by ComEd.

FSP FAS 140-4 and FIN 46(R)-8

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” (FSP FAS 140-4 and FIN 46(R)-8). This pronouncement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” to require public entities to provide additional disclosures about the transfers of financial assets. The pronouncement also amends FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” to require public enterprises to provide additional disclosures about their involvement with variable interest entities and qualifying special purpose entities. FSP FAS 140-4 and FIN 46(R)-8 were effective for ComEd for the year ended December 31, 2008. As this FSP provides only disclosure requirements, the adoption of this standard did not have a material impact on ComEd’s results of operations, cash flows or financial position. As a result, ComEd has provided additional disclosure with respect to its financing trusts. See “Variable Interest Entities” above, for further information.

SFAS No. 141-R

In December 2007, the FASB issued SFAS No. 141-R, “Business Combinations” (SFAS No. 141-R) which revised SFAS No. 141, “Business Combinations” (SFAS No. 141). This pronouncement became effective for ComEd as of January 1, 2009. Under SFAS No. 141, organizations utilized the announcement date as the measurement date for the purchase price of the acquired entity. SFAS No. 141-R requires measurement at the date the acquirer obtains control of the acquiree, generally referred to as the acquisition date. SFAS No. 141-R will have a significant impact on the accounting for transaction and restructuring costs, as well as the initial recognition of contingent assets and liabilities assumed during a business combination. Under SFAS No. 141-R, transaction costs are required to be expensed as incurred. Additionally, adjustments to the acquired entity’s deferred tax assets and uncertain tax position balances occurring outside the measurement period are recorded as a component of income tax expense, rather than goodwill. As the provisions of SFAS No. 141-R are applied prospectively to business combinations for which the acquisition date occurs after the guidance becomes effective, the impact to ComEd cannot be determined until the transactions occur.

2. Regulatory Issues

Illinois Settlement Agreement. In July 2007, following extensive discussions with legislative leaders in Illinois, ComEd, Exelon Generation Company LLC (Generation) and other utilities and generators in Illinois reached an agreement (Illinois Settlement) with various parties concluding discussions of measures to address concerns about higher electric bills in Illinois without rate freeze, generation tax or other legislation that ComEd believes would be harmful to consumers of electricity, electric utilities, generators of electricity and the State of Illinois. Legislation reflecting the Illinois Settlement (Illinois Settlement Legislation) was signed into law in August 2007. The Illinois Settlement and the Illinois Settlement Legislation provide for the following, among other things:

•

Various Illinois electric utilities, their affiliates, and generators of electricity in Illinois agreed to contribute approximately $1 billion over a period of four years to programs to provide rate relief to Illinois electricity customers and funding for the Illinois Power Agency (IPA) created by the Illinois Settlement Legislation. ComEd and Generation committed to contributing $811 million to rate relief programs over four years (2007-2010) and partial funding for the IPA. ComEd committed to issue $64 million in rate relief credits to customers or to fund various programs to assist customers. Generation committed to contribute an aggregate of $747 million, consisting of $435 million to pay ComEd for rate relief programs for ComEd customers, $307.5 million for rate relief programs for customers of other Illinois utilities and $4.5 million for partially funding operations of the IPA.

The contributions are recognized in the financial statements of ComEd as rate relief credits are applied to customer bills by ComEd or as operating expenses associated with the programs are incurred.

ComEd’s Customers’ Affordable Reliable Energy (CARE) initiative was established prior to the consummation of the Illinois Settlement to help mitigate the impacts of electricity rate increases in 2007 on certain customers after the expiration of the retail electric rate freeze transition period in Illinois and includes a variety of energy efficiency, low-income and senior citizen programs.

During the twelve months ended December 31, 2008 and 2007, ComEd recognized the following contributions pursuant to the Illinois Settlement in its Statements of Operations:

	December 31,
	2008	2007
Credits to customers (a)	$6	$33
Other rate relief programs, including CARE (b)	7	8

Total costs incurred by ComEd	13	41
Credits funded by Generation to ComEd customers	131	246

Total credits issued to ComEd customers and other rate relief programs	$144	$287

(a) Recorded as a reduction in operating revenues. (b) Recorded as a charge to operating and maintenance expense.

•

Electric utilities are required to include cost-effective energy efficiency resources in their plans to meet incremental annual program energy savings goals of 0.2% of energy delivered to retail customers in the year commencing June 1, 2008, increasing annually to 2% of energy delivered in the year commencing June 1, 2015 and each year thereafter. Additionally, commencing June 1, 2008 and continuing for a period of ten years, electric utilities must implement cost-effective demand response measures to reduce peak demand by 0.1% over the prior year for eligible retail customers. The energy efficiency and demand response goals are subject to rate impact caps each year. Utilities are allowed recovery of costs for energy efficiency and demand response programs, subject to approval by the ICC. Failure to comply with the energy efficiency requirements in the Illinois Settlement Legislation would result in ComEd being subject to penalties, including losing control of the programs, and other charges. Pursuant to these requirements, ComEd filed its initial Energy Efficiency and Demand Response Plan with the ICC on November 15, 2007. On February 6, 2008, the ICC issued an order approving substantially all of ComEd’s plan, including cost recovery. This plan began June 1, 2008 and is designed to meet the Illinois Settlement Legislation’s energy efficiency and demand response goals for an initial three-year period, including reductions in delivered energy to all retail customers and in the peak demand of eligible retail customers.

•

The procurement plans developed initially by the electric utilities for the fiscal year beginning June 1, 2008 must include cost-effective renewable energy resources in amounts that equal or exceed 2% of the total electricity that each electric utility supplies to its eligible retail customers. As stipulated in the Illinois Settlement Legislation, the IPA is responsible for all procurement plans for annual delivery periods starting in June 2009 and thereafter, and will acquire amounts of renewable energy resources that will cumulatively increase this percentage to at least 10% by June 1, 2015, with a goal of 25% by June 1, 2025, subject to customer rate cap limitations. All goals are subject to rate impact criteria set forth in the Illinois Settlement Legislation. Utilities are allowed to pass through procurement costs of renewable resources. ComEd conducted a request for proposal (RFP) to procure renewable energy credits in late April 2008 to be used for compliance with Illinois’ renewable energy requirements for the period June 2008 through May 2009. Under the ICC-approved RFP, ComEd is procuring approximately $19 million in renewable energy credits for delivery from June 2008 through mid-July 2009. ComEd started recovering these costs through rates in June 2008.

Illinois Procurement Proceedings. Beginning January 1, 2007, ComEd procured 100% of its load through staggered supplier forward contracts with various suppliers, including Generation. The supplier forward contracts resulted from an ICC-approved “reverse-auction” competitive bidding process, which permitted ComEd to recover its electricity procurement costs from retail customers without markup. The price for full requirements electric supply that resulted from the first auction was fixed through May 31, 2008, at which time the auction contracts for one-third of the load expired. The auction contracts for an additional one-third of the load will expire in May 2009 with auction contracts for the final third of the load expiring in May 2010. The Illinois Settlement Legislation amended the reverse auction competitive bidding process. Under the Illinois Settlement Legislation, the IPA, under the oversight of the ICC, will participate in the design of an electricity supply portfolio for ComEd and will administer a competitive process under which ComEd will procure its electricity supply resources for deliveries in the supply period beginning June 2009. In the interim, in December 2007, the ICC approved a plan under which ComEd is procuring power for the period from June 2008 through May 2009. Under this plan, standard block energy purchases, acquired through an ICC-approved RFP, coupled with purchases of energy, capacity and ancillary services in PJM Interconnection, LLC (PJM)-administered markets, are used to replace a portion of the auction contracts that expired on May 31, 2008. Additionally, spot market purchases significantly hedged with a financial swap agreement with Generation are also included in the plan under ComEd’s procurement plan. The prices resulting from purchases in PJM-administered markets may significantly vary, impacting the total cost to fulfill electricity requirements of ComEd’s customers. In order to mitigate the price risk, a portion of the energy price has been locked in through a financial hedge with Generation. In early March 2008, ComEd completed its RFP and the ICC voted to approve the lowest-cost package of bids received as recommended by the procurement administrator. ComEd’s purchases acquired through the RFP represent approximately 14% of its expected energy needs from June 2008 through May 2009. Approximately 19% of ComEd’s expected energy load, which is purchased on the spot market, for the same period, has been hedged with its variable to fixed financial swap with Generation. The ICC-approved prices reflected in the compliance tariff filing following the ICC’s approval of the RFP incorporate the applicable PJM Reliability Pricing Model (RPM) capacity prices. The RFP related to only a portion of ComEd’s load requirement beginning in June 2008, the RPM impacts to overall customer electric rates are relatively smaller than those expected in future years. As ComEd’s auction contracts expire and a larger portion of power and energy is procured in the future through the RFP procurement process, increases in capacity prices associated with RPM capacity auctions are expected to have a more significant impact to customer electric rates. See Note 7—Derivative Financial Instruments for further discussion on the financial swap derivative.

The ICC has also initiated a proceeding to reconcile the actual costs of power purchased in the January 2007 through May 2008 period with the costs for power that flowed through ComEd’s tariffs and were collected from customers. Since the Illinois Settlement Legislation has already deemed such costs to be prudently incurred, the reconciliation proceeding is not expected to have a significant impact on ComEd.

On January 7, 2009, the ICC-approved the IPA plan for ComEd’s power procurement from June 2009 through May 2010, which includes the remaining supplier forward contracts, standard block energy purchases to be set through an RFP in 2009, spot market purchases hedged with the financial swap with Generation, and any additional spot market purchases needed to service customers. See Note 7—Derivative Financial Instruments for further discussion on the financial swap derivative.

2005 Rate Case. In August 2005, ComEd filed a rate case with the ICC to comprehensively revise its tariffs and to adjust rates for delivering electricity effective January 2007 (2005 Rate Case). ComEd proposed a revenue increase of $317 million. During 2006, the ICC issued various orders associated with this case, which resulted in a total annual rate increase of $83 million effective January 2007. ComEd and various other parties have appealed the rate order to the courts. ComEd cannot predict the results or the timing of the appeal. In the event the order is ultimately changed, the changes are expected to be prospective.

Original Cost Audit. In connection with ComEd’s 2005 Rate Case proceeding, the ICC, with ComEd’s concurrence, ordered an “original cost” audit of ComEd’s distribution assets. In December 2007, the consulting firm that completed the audit presented its findings to the ICC staff regarding accounting methodology, documentation and other matters, along with proposed adjustments. The results of the audit were reported to the ICC in April 2008. The audit report recommended gross plant disallowances of approximately $350 million, before reflecting accumulated depreciation. The basis for the disallowance recommendation on approximately $80 million of the costs was that they were misclassified between ComEd’s distribution and transmission operations; ComEd reclassified these costs in September 2007 and they were reflected correctly in ComEd’s most recent delivery service rate proceeding.

On April 10, 2008, ComEd and the ICC staff reached a stipulation (the stipulation) regarding various portions of contested issues in the Original Cost Audit as well as the 2007 Rate Case and agreed to make various joint recommendations to the ICC in the 2007 Rate Case. On September 10, 2008, the ICC issued an order in the 2007 Rate Case, more fully described below. The ICC order incorporated the joint recommendations made by ICC Staff and ComEd, and required ComEd to incur a charge of approximately $19 million (pre-tax) related to various items identified in the Original Cost Audit.

The ICC opened a proceeding on the Original Cost Audit on May 13, 2008. There is a tentative timeline for resolution of this proceeding during the second half of 2009. Under the terms of the stipulation the ICC Staff will not advocate that any of the proposed adjustments in the audit report be adopted other than those reflected in the 2007 Rate Case; however, the stipulation does not preclude other parties to the rate case or to the Original Cost Audit proceeding from taking positions contrary to the stipulation. On December 19, 2008, the Attorney General submitted testimony suggesting that ComEd improperly changed the way it capitalized cable faults during the rate freeze period and appears to suggest a corresponding reduction to rate base. ComEd believes the remainder of the consulting firm’s findings and the testimony of the Illinois Attorney General are without merit. However, the ultimate resolution of the audit after reflecting the appropriate associated accumulated depreciation and deferred income taxes associated with any such disallowances could result in a material disallowance and related write-off of a portion of the original cost of ComEd’s delivery system assets.

2007 Rate Case. On October 17, 2007, ComEd filed a rate case with the ICC for approval to increase its delivery service revenue requirement (2007 Rate Case) by approximately $360 million to reflect increased operating costs and ComEd’s continued investment in delivery service assets since rates were last determined. The rate filing was based on a 2006 test year and capital additions projected through the third quarter of 2008.

On September 10, 2008, the ICC issued an order in the rate case approving a $274 million increase in ComEd’s annual revenue requirement, which became effective on September 16, 2008. The order also incorporated the joint recommendations of the ICC Staff and ComEd in the Original Cost Audit stipulation, including approving recovery of projected capital additions through the second quarter of 2008. Additionally, the ICC order required ComEd to record charges during the third quarter associated with fixed asset disallowances of approximately $37 million (pre-tax), partially offset by the establishment of regulatory assets of approximately of $13 million (pre-tax), for costs that have been previously expensed by ComEd that will be recovered through rates over the next several years, resulting in a net decrease in operating income of $24 million (pre-tax). The disallowance charges included approximately $19 million (pre-tax) of fixed asset disallowances, based on the Original Cost Audit stipulation, and a charge of $18 million (pre-tax) related to the order’s disallowance of certain fixed asset costs the ICC indicated were not adequately supported.

The filing also included a system modernization rider, which the ICC approved for the limited purpose of implementing a pilot program for Advanced Metering Infrastructure (AMI). The rider would permit investments in AMI to be reflected in rates on a quarterly basis instead of waiting for the next rate case to begin recovery.

ComEd and several other parties have filed appeals of the rate order with the courts. ComEd cannot predict the timing of resolution or the results of the appeals. In the event the order is ultimately changed, the changes are expected to be prospective.

Transmission Rate Case. In March 2007, ComEd filed a request with the FERC seeking approval to update its transmission rates and change the manner in which such rates are determined from fixed rates to a formula rate. ComEd also requested incentive rate treatment for certain transmission projects. In June 2007, FERC issued an order that conditionally approved ComEd’s proposal to implement a formula-based transmission rate effective as of May 1, 2007, subject to refund, hearing procedures and conditions. Effective May 1, 2007, PJM began billing customers based on the conditional FERC order.

In October 2007, ComEd made a filing with FERC seeking approval of a settlement agreement reached by most active parties and opposed by no party in the transmission rate proceeding. FERC approved the settlement agreement on January 16, 2008. The settlement agreement establishes the agreed-upon treatment of costs and revenues in the determination of network service transmission rates and the process for updating the formula rate calculation on an annual basis. The settlement agreement provides for a base return on equity on transmission rate base of 11.5%, a cap of 58% on the equity component of ComEd’s capital structure, which will decline to 55% by 2011, and a debt-only return based on ComEd’s long-term cost of debt on ComEd’s pension asset. The settlement agreement resulted in a first-year annual transmission network service revenue requirement increase of approximately $93 million. This was a $24 million reduction from the revenue requirement conditionally approved by FERC in its June 5, 2007 order. The formula rate is updated annually to ensure that customers pay the actual costs of providing transmission services. In addition, on

January 18, 2008, FERC issued an order on ComEd’s request for rehearing on incentive returns that permitted ComEd to include a 1.5% adder to the return on equity for ComEd’s largest transmission project, thereby resulting in a 13% return on equity for the project. The order also authorized the inclusion of 100% of construction work in progress in rate base for that project, but rejected incentive treatment for certain other projects requested by ComEd. The cumulative impact of the above items is an annual revenue requirement of approximately $390 million. On February 19, 2008, several parties filed a petition for rehearing of FERC’s January 18, 2008 order. On September 8, 2008, FERC issued an order on rehearing in which it reviewed, and then rejected interveners’ arguments on granting incentives and confirmed the result of the order issued on January 18, 2008.

On May 15, 2008, ComEd filed its first annual formula update filing, which updates ComEd’s formula rate to include actual 2007 expenses and investment plus forecasted 2008 capital additions. The update resulted in a revenue requirement of $430 million, plus an additional $26 million related to the 2007 true-up of actual costs for a total increase of approximately $66 million, which became effective for the period June 1, 2008 through May 31, 2009. ComEd will continue to reflect its best estimate of its anticipated true-up in the financial statements. As of December 31 2008, ComEd had a regulatory asset associated with the remainder of its 2007 true-up and the estimated effect of the 2008 true-up to be filed in May 2009. The regulatory asset will be amortized as the associated revenues are received.

City of Chicago Settlement Agreement. In December 2007, ComEd entered into a settlement agreement with the City of Chicago regarding a wide range of issues including components of its franchise agreement with the City of Chicago and other matters. Pursuant to the terms of the settlement agreement, ComEd will make payments totaling $55 million to the City of Chicago through 2012 so long as the City of Chicago meets specified conditions contained in the settlement agreement. ComEd has made payments of $18 million and $23 million in 2008 and 2007, respectively. The remaining payments of $8 million, $3 million, $1 million, and $2 million will be made in the years 2009 through 2012, respectively. All payments will be included as a reduction of other revenue in ComEd’s statement of operations in the period in which the cash payments are made to the City of Chicago.

The City of Chicago has agreed not to challenge ComEd’s position in certain regulatory proceedings during the term of the settlement agreement, including:

•	ComEd’s proposed revenue requirements in future cases if the projected increase in the average residential bill does not exceed a certain amount based on the Consumer Price Index

•	ComEd’s recovery of all of its wholesale power costs

•	Any rate design or rider filed with the ICC, unless the impact of the challenge on ComEd would be revenue neutral.

Under the settlement agreement, the City of Chicago further agreed to allow ComEd to cancel various projects previously required under a franchise agreement with the City of Chicago and to defer completion of certain other required projects. This settlement agreement also settles other disputes between ComEd and the City of Chicago, including dismissing the City of Chicago’s appeal of ComEd’s 2005 Rate Case. ComEd and the City of Chicago also agreed to establish a panel of ComEd and the City of Chicago representatives to evaluate opportunities to improve service reliability in the City of Chicago.

Competitive Electric Generation Suppliers. Illinois Senate Bill (SB) 1299, which was enacted into law in November 2007, generally requires utilities to purchase receivables through an ICC tariff from competitive electric generation suppliers for power and energy service provided to the utility’s retail customers with a non-coincident peak demand of less than 400 kw. The law expressly provides for the recovery of the reasonable costs associated with the implementation of the law and ongoing costs of purchasing the receivables including the risk of uncollectible accounts. ComEd is not expected to purchase any receivables under the law until the second half of 2009 or later.

PJM Transmission Rate Design. PJM Transmission Rate Design specifies the rates for transmission service charged to customers within PJM. Currently, ComEd incurs costs based on the existing rate design, which charges customers based on the cost of the existing transmission facilities within its load zone and the cost of new transmission facilities based on those who benefit. In July 2006, the ALJ issued an Initial Decision that recommended that FERC implement a new rate design suggested by FERC staff, effective as of April 1, 2006, but also allowed for the potential to phase in rate changes. In April 2007, FERC issued its order on review of the ALJ’s decision. FERC held that PJM’s current rate design for existing facilities is just and reasonable and should not be changed. That is consistent with

ComEd’s position in the case. FERC also held that the costs of new facilities should be allocated under a different rate design. FERC held that the costs of new facilities 500 kilovolts (kV) and above should be socialized across the entire PJM footprint and that the costs of new facilities less than 500 kV should be allocated to the customers of the new facilities who caused the need for those facilities. FERC stated that PJM’s members should develop a standard method for allocating the costs of new transmission facilities lower than 500 kV. In September 2007, a settlement was reached on most of the issues relating to allocating costs of new transmission facilities lower than 500 kV. FERC’s decision on existing facilities leaves the status quo as to existing costs, which is substantially more favorable to ComEd than the ALJ’s decision as to existing facilities. In the short term, based on new transmission facilities approved by PJM through December 2008, it is likely that allocating the costs of new 500 kV and above facilities across PJM will increase charges to ComEd, as compared to the allocation methodology in effect before the FERC order. On May 21, 2007, ComEd filed a request for rehearing of FERC’s April 2007 order. On January 31, 2008, FERC denied rehearing on all issues. Several parties have filed petitions in the United States Court of Appeals for review of the decision. ComEd anticipates that all impacts of any rate design changes effective after December 31, 2006 should be recoverable through retail rates, and thus the rate design changes are not expected to have a material impact on ComEd’s results of operations, cash flows or financial position.

PJM-MISO Regional Rate Design. The current PJM-MISO Regional Rate Design is used to specify the pricing of transmission service between PJM and MISO and impacts ComEd due to purchases by suppliers from the MISO. In August 2007, ComEd and several other transmission owners in PJM and MISO, as directed by a FERC order issued in November 2004, filed with FERC to continue the existing transmission rate design between PJM and MISO. On August 22, 2007, additional transmission owners and certain other entities filed protests urging FERC to reject the filing. On September 17, 2007, a complaint was filed at FERC asking FERC to find that the PJM-MISO rate design was unjust and unreasonable and to substitute a rate design that socializes the costs of all existing and new transmission facilities of 345 kV and above across PJM and MISO. ComEd filed a response in October 2007 stating that FERC should dismiss the complaint without a hearing. On January 31, 2008, FERC denied the complaint. On December 19, 2008, FERC denied a request for rehearing of these orders and that action is subject to review in the United States Court of Appeals. ComEd cannot predict the outcome of this litigation.

Authorized Return on Rate Base. With the end of the transition and rate freeze period, in its December 20, 2006 order, the ICC authorized a return on the 2004 adjusted test year distribution rate base of 8.01% for ComEd starting in 2007. In the September 10, 2008 order in the 2007 Rate Case, the ICC authorized a return on ComEd’s distribution rate base using a weighted average debt and equity return of 8.36%, an increase over the 8.01% return previously authorized. As part of the FERC-approved settlement of ComEd’s 2007 transmission rate case discussed above, ComEd’s formula transmission rate currently provides for a weighted average debt and equity return on transmission rate base of 9.37% (exclusive of the incentive ROE on the large project discussed above). The weighted average debt and equity return on transmission rate base will be updated annually in accordance with the formula-based rate calculation discussed above.

Market-Based Rates. ComEd is a public utility for purposes of the Federal Power Act and is required to obtain FERC’s acceptance of rate schedules for wholesale sales of electricity. Currently, ComEd has authority to execute wholesale electricity sales at market-based rates. As is customary with market-based rate schedules, FERC has reserved the right to suspend market-based rate authority on a retroactive basis if it subsequently determines that ComEd has violated the terms and conditions of its tariff or the Federal Power Act. FERC is also authorized to order refunds if it finds that the market-based rates are not just and reasonable under the Federal Power Act.

In June 2007, FERC issued a Final Rule on Market-Based Rates for Wholesale Sales of Electric Energy, Capacity and Ancillary Services by Public Utilities (Order No. 697), which updated and modified the tests that FERC had implemented in 2004. That order was clarified on December 14, 2007, largely affirmed on April 21, 2008 in Order No. 697-A, further clarified on July 17, 2008, where the calculation of one of the variables used in FERC’s screening tests was explained and further clarified and largely affirmed on December 19, 2008 in Order No. 697-B. On January 14, 2008, ComEd filed an analysis using FERC’s updated screening tests, as required by the Final Rule. The filing demonstrated that under those tests, ComEd should be permitted to continue to sell at market-based rates. On April 4, 2008, FERC requested ComEd to provide additional information. On August 15, 2008, ComEd made an updated filing based on the additional information requested by FERC and following FERC’s guidance in its July 17, 2008 order.

On March 12, 2008, the ICC intervened in the proceeding and on September 10, 2008, filed a protest. In its protest, the ICC did not object to ComEd’s request for continued authority to make market-based sales. Rather, repeating its contentions in an earlier docket in which ComEd had asked FERC to affirm that ComEd’s procurement for its customers for the period June 1, 2008 through May 31, 2009 satisfied FERC standards, the ICC contended that existing waivers of FERC’s affiliate transaction rules should no longer apply between Exelon and its affiliates, including Generation, because ComEd has captive retail customers. In its response, ComEd reminded FERC that the ICC’s contention was the same as in the earlier ComEd procurement proceeding in which FERC had rejected the ICC’s position. ComEd also noted that the facts on which FERC based its previous finding have not changed.

On January 15, 2009, FERC accepted Exelon’s analysis and filing, affirming Exelon’s affiliates’ continued right to make sales at market-based rates. On the same day, it also rejected an ICC request for rehearing in the earlier ComEd procurement docket, in which the ICC had also asked FERC to reconsider its determination in that proceeding that the existing waiver of the affiliate restrictions should not be revoked. Accordingly, ComEd does not expect that the Final Rule will have a material effect on its results of operations in the short-term. The longer-term impact will depend on the future application by FERC of Order Nos. 697 and future actions involving market-based rates.

3. Accounts Receivable

Accounts receivable at December 31, 2008 and 2007 included estimated unbilled revenues, representing an estimate for the unbilled amount of energy or services provided to customers, and is net of an allowance for uncollectible accounts as follows:

	2008	2007
Unbilled revenues	$310	$282
Allowance for uncollectible accounts	(57)	(53)

4. Property, Plant and Equipment

The following table presents a summary of property, plant and equipment by asset category as of December 31, 2008 and 2007:

	Average Service Life (years)	2008	2007
Asset Category
Electric—transmission and distribution	5-75	$13,335	$12,404
Construction work in progress	N/A	140	407
Other property, plant and equipment (a)	58	46	14

Total property, plant and equipment		13,521	12,825
Less: accumulated depreciation (b)		1,866	1,698

Property, plant and equipment, net		$11,655	$11,127

(a) Represents unregulated property. (b) Includes accumulated depreciation related to unregulated property of $4 million and $4 million as of December 31, 2008 and 2007, respectively.

The annual depreciation provisions as a percentage of average service life for electric—transmission and distribution assets were 2.57%, 2.50% and 2.47% for the years ended December 31, 2008, 2007 and 2006, respectively.

See Note 1—Significant Accounting Polices for further information regarding property, plant and equipment policies and accounting for capitalized software costs. See Note 8—Debt and Credit Agreements for further information regarding property, plant and equipment subject to mortgage liens.

5. Intangible Assets

Goodwill

Pursuant to SFAS No. 142, goodwill is not amortized, but is subject to an assessment for impairment at least annually, or more frequently if events or circumstances indicate that goodwill might be impaired. The impairment assessment is performed using a two-step, fair-value based test. The first step compares the fair value of the reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step requires an allocation of fair value to the individual assets and liabilities using purchase price allocation guidance in order to determine the implied fair value of goodwill. If the implied fair value of goodwill is less than the carrying amount, an impairment loss is recorded as a reduction to goodwill and a charge to operating expense.

ComEd assesses goodwill for impairment and any goodwill impairment charge will affect ComEd’s consolidated results of operations. In estimating the fair value of ComEd, ComEd used a probability-weighted, discounted cash flow model with multiple scenarios. The model included an estimate of ComEd’s terminal value based on these expected cash flows and on an earnings multiple approach, which reflected the estimated value of comparable utility companies. The determination of the fair value was also dependent on many sensitive, interrelated and uncertain variables including changing interest rates, utility sector market performance, capital structure, rate regulatory structures, operating and capital expenditure requirements, fair value of debt and other factors. This approach, including the comparable utility companies used to determine the earnings multiple, has been consistently applied since the adoption of SFAS No. 142. In addition, ComEd performed two alternative analyses to corroborate the estimated fair value. The regulatory environment such as the September 2008 Rate Order has provided more certainty related to ComEd’s future cash flows. However, the recent economic downturn and the capital and credit market crisis have impacted the market-related assumptions resulting in a significant decrease in estimated fair value of ComEd since the November 1, 2007 assessment. For example, the earnings multiple used to determine the terminal value decreased from 8.6x at November 1, 2007 to 7.5x at November 1, 2008. While ComEd did not recognize an impairment in 2008, further deterioration of the market related factors used in the impairment review could possibly result in a future impairment loss of ComEd’s goodwill, which could be material.

The changes in the carrying amount of goodwill for the year ended December 31, 2007 were as follows:

Balance as of January 1, 2007	$2,694
Resolution of certain tax matters (a)	(69)

Balance as of December 31, 2007	$2,625

(a)    Includes resolution of certain tax matters and the impact of adopting FIN 48 for uncertain tax positions of ComEd that existed at October 20, 2000, the date of the merger in which Exelon became the parent corporation of ComEd (PECO / Unicom merger), in accordance with EITF Issue No. 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination” (EITF 93-7). See Note 1—Significant Accounting Policies and Note 9—Income Taxes for additional information.

During 2008, ComEd had no changes in the carrying amount of goodwill. As of December 31, 2008, ComEd’s carrying amount was $2,625 million.

2007 Annual Goodwill Impairment Assessment. The 2007 annual goodwill impairment assessment was performed as of November 1, 2007. The first step of the annual impairment analysis, comparing the fair value of ComEd to its carrying value, including goodwill, indicated no impairment of goodwill, therefore the second step was not required.

2006 Annual Goodwill Impairment Assessment. The 2006 annual goodwill impairment assessment was performed as of November 1, 2006. The first step of the annual impairment analysis, comparing the fair value of ComEd to its carrying value, including goodwill, indicated no impairment of goodwill, therefore the second step was not required.

2006 Interim Goodwill Impairment Assessment. Due to the significant negative impact of the ICC’s July 2006 order in ComEd’s 2005 Rate Case to the cash flows and value of ComEd, an interim impairment assessment was completed during the third quarter of 2006. Based on the results of this interim goodwill impairment analysis, which was performed using the same model and assumptions discussed above, ComEd recorded a charge of $776 million associated with the impairment of goodwill during the third quarter 2006.

Other Intangible Assets

ComEd’s other intangible assets, included in deferred debits and other assets in the balance sheet, consisted of the following as of December 31, 2008:

				Estimated amortization expense
	Gross	Accumulated Amortization	Net	2009	2010	2011	2012	2013
Chicago settlement—1999 agreement (a)	$100	$(58)	$42	$3	$3	$3	$3	$3
Chicago settlement—2003 agreement (b)	62	(21)	41	4	4	4	4	4

Total intangible assets	$162	$(79)	$83	$7	$7	$7	$7	$7

(a)	On March 22, 1999, ComEd entered into a settlement agreement with the City of Chicago to end an arbitration proceeding between ComEd and the City of Chicago regarding the franchise agreement and a supplemental agreement, whereby ComEd agreed to make payments of $25 million to the City of Chicago each year from 1999 to 2002. The intangible asset recognized as a result of these payments is being amortized ratably over the remaining term of the franchise agreement relative to our ability to distribute electricity in the City of Chicago. The franchise agreement ends in 2020.
(b)	On February 20, 2003, ComEd entered into separate agreements with the City of Chicago and with Midwest Generation. Under the terms of the settlement agreement with the City of Chicago, ComEd agreed to pay the City of Chicago a total of $60 million over a ten-year period, beginning in 2003, and, among other things, be relieved of a requirement, originally transferred to Midwest Generation upon the sale of ComEd’s fossil plants in 1999, to build a 500 MW generation facility in the City of Chicago. As required by the settlement, ComEd also made a payment of $2.3 million to a third party on the City of Chicago’s behalf. The intangible asset recognized as a result of the settlement agreement is being amortized ratably over the remaining term of the franchise agreement relative to our ability to distribute electricity in the City of Chicago. The franchise agreement ends in 2020.

Pursuant to the agreement discussed above, ComEd received payments of $32 million from Midwest Generation to relieve Midwest Generation’s obligation under the fossil sale agreement to build the generation facility in the City of Chicago. The payments received by ComEd are being recognized ratably (approximately $2 million annually) as an offset to amortization expense over the remaining term of the franchise agreement relative to our ability to distribute electricity in the City of Chicago.

For each of the years ended December 31, 2008, 2007 and 2006, ComEd’s amortization expense related to intangible assets was $7 million.

6. Fair Value of Financial Assets and Liabilities

Non-Derivative Financial Assets and Liabilities. As of December 31, 2008 and 2007, ComEd’s carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of fair value because of the short-term nature of these instruments.

The carrying amounts and fair values of ComEd’s long-term debt as of December 31, 2008 and 2007 were as follows:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt (including amounts due within one year)	$4,726	$4,510	$4,145	$4,126
Long-term debt to ComEd Transitional Funding Trust (including amounts due within one year) (a)	—	—	274	277
Long-term debt to other financing trusts	206	100	361	317

(a)	During the fourth quarter of 2008, all of ComEd Transitional Funding Trust’s debt was retired.

Adoption of SFAS No. 157

Effective January 1, 2008, ComEd partially adopted SFAS No. 157, which primarily requires expanded disclosure for assets and liabilities recorded on the balance sheet at fair value. As permitted by FSP FAS 157-2, ComEd has elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities, such as goodwill and asset retirement obligations until January 1, 2009. The partial adoption of SFAS No. 157 did not have a material impact on the ComEd’s results of operations, cash flows or financial positions.

To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

•

Level 1—quoted prices (unadjusted) in active markets for identical asset or liabilities that ComEd has the ability to access as of the reporting date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded equity securities, mutual funds and money market funds.

•

Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities.

•

Level 3—unobservable inputs, such as internally-developed pricing models for the asset or liability due to little or no market activity for the asset or liability. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives.

Recurring Fair Value Measurements

The following table presents assets measured and recorded at fair value on ComEd’s Consolidated Balance Sheets on a recurring basis and their level within the fair value hierarchy as of December 31, 2008:

(In millions)	Level 1	Level 2	Level 3		Balance as of December 31, 2008
Assets
Cash equivalents	$16	$—	$—		$16
Rabbi trust investments	34	—	—		34

Total assets	$50	$—	$—		$50

Liabilities
Deferred compensation obligation	—	(7)	—		(7)
Mark-to-market derivative liabilities	—	—	(456	) (a)	(456)

Total liabilities	—	(7)	(456)		(463)

Total net assets (liabilities)	$50	$(7)	$(456)		$(413)

(a)	The Level 3 balance is comprised of the current and noncurrent liability of $111 million and $345 million, respectively, related to the fair value of ComEd’s financial swap contract with Generation.

The following table presents the fair value reconciliation of Level 3 assets measured at fair value on a recurring basis during the year ended December 31, 2008:

Year Ended December 31, 2008 (In millions)	Mark-to-market derivatives
Balance as of January 1, 2008	$456
Total realized / unrealized losses Included in regulatory assets/liabilities	(912)

Balance as of December 31, 2008	$(456)

During the year ended December 31, 2008, ComEd recorded a reduction of purchased power expense of $2 million, for the Level 3 mark-to-market derivative asset measured at fair value on a recurring basis related to ComEd’s financial swap contract with Generation.

Valuation Techniques Used to Determine Fair Value

The following describes the valuation techniques used to measure the fair value of the assets and liabilities shown in the tables above.

Cash Equivalents. ComEd’s cash equivalents include investments with maturities of three months or less when purchased. The cash equivalents shown in the fair value table are comprised of investments in mutual and money market funds. The fair values of the shares of these funds are based on observable market prices and, therefore, have been categorized in Level 1 in the fair value hierarchy.

Rabbi Trust Investments. ComEd’s rabbi trust investments were established to hold assets related to deferred compensation plans existing for certain active and retired members of ComEd’s executive management and directors. ComEd’s rabbi trust investments are included in investments in the Consolidated Balance Sheets. The rabbi trust investments shown in the fair value table are comprised of mutual and money market funds. The fair values of the shares of these funds are based on observable market prices and, therefore, have been categorized in Level 1 in the fair value hierarchy.

Mark-to-Market Derivatives. Derivative contracts are traded in both exchange-based and non-exchange-based markets. For non-exchange-based derivatives that trade in less liquid markets with limited pricing information, such as the financial swap contract between ComEd and Generation, model inputs generally would include both observable and unobservable inputs. Such instruments are categorized in Level 3 as the model inputs generally are not observable. The impacts of credit and nonperformance risk were not material to the financial statements. See Note 7—Derivative Financial Instruments for further discussion on mark-to-market derivatives.

Deferred Compensation Obligations. ComEd’s deferred compensation plans allow participants to defer certain cash compensation into a notional investment account. ComEd includes such plans in other current and noncurrent liabilities in its Consolidated Balance Sheets. The value of ComEd’s deferred compensation obligations is based on the market value of the participants’ notional investment accounts. The notional investments are comprised primarily of mutual funds, which are based on observable market prices. However, since the deferred compensation obligations themselves are not exchanged in an active market, they are categorized in Level 2 in the fair value hierarchy.

7. Derivative Financial Instruments

ComEd utilizes derivative instruments to manage exposures to a number of market risks, including changes in interest rates and the impact of market fluctuations in the price of electricity.

Interest-Rate Swaps

ComEd may utilize fixed-to-floating interest-rate swaps, which are typically designated as fair-value hedges, as a means to achieve its targeted level of variable-rate debt as a percent of total debt. In addition, ComEd may utilize interest-rate derivatives to lock in interest-rate levels in anticipation of future financings, which are typically designated as cash-flow hedges.

Fair-Value Hedges. During the year ended December 31, 2008 and 2007, there was no impact on the results of operations as a result of ineffectiveness from fair-value hedges.

Cash-Flow Hedges. At December 31, 2008 and 2007, ComEd did not have any interest rate swaps designated as cash-flow hedges outstanding.

Energy-Related Derivatives

The contracts that ComEd has entered into with Generation and other suppliers as part of the initial ComEd power procurement auction and the RFP which is further discussed in Note 2—Regulatory Issues, qualify for the normal purchases and normal sales exception to SFAS No. 133. ComEd believes these instruments represent economic hedges that mitigate exposure to fluctuations in commodity prices. ComEd does not enter into derivatives for proprietary trading purposes.

The following table provides a summary of the fair value balances recorded by ComEd as of December 31, 2008:

	IL Settlement Swap
	December 31, 2008	December 31, 2007
Derivatives
Current Assets	$—	$13
Noncurrent Assets	—	443

Total mark-to-market energy contract assets	—	456

Current Liabilities	(111)	—
Noncurrent Liabilities	(345)	—

Total mark-to-market energy contract liabilities	(456)	—

Total mark-to-market energy contract net assets (liabilities)	$(456)	456

Illinois Settlement Financial Swap Contract. In order to fulfill a requirement of the Illinois Settlement, ComEd and Generation entered into a five-year financial swap contract effective August 28, 2007. The financial swap is designed to dovetail with ComEd’s remaining auction contracts for energy. The swap contract volumes are 1,000 MW for the period extending June 2008 through May 2009, 2,000 MW for the period extending June 2009 through May 2010 and 3,000 MW from June 2010 through May 2013. The terms of the financial swap contract require Generation to pay the market price for the portion of ComEd’s electricity supply requirement, while ComEd pays a fixed price. The contract is to be settled net, for the difference between the fixed and market pricing, and the financial terms only cover energy costs and do not cover capacity or ancillary services. ComEd has not elected hedge accounting for this derivative financial instrument and records the fair value of the swap on its balance sheet. However, since the financial swap contract was deemed prudent by the Illinois Settlement Legislation, ComEd receives full cost recovery in rates, and the change in fair value each period is recorded by ComEd as a regulatory asset or liability. ComEd recorded a regulatory asset of $456 million related to its mark-to-market derivative liability position as of December 31, 2008 and a regulatory liability of $456 million related to its mark-to-market derivative asset position as of December 31, 2007. See Note 2—Regulatory Issues for additional information regarding the Illinois Settlement financial swap contract.

Cash-Flow Hedges. Economic hedges that qualify as cash-flow hedges primarily consist of forward power sales and power swaps.

The table below provides the activity of accumulated OCI related to cash-flow hedges for the year ended December 31, 2007 to December 31, 2008, containing information about the changes in the fair value of cash flow hedges and the reclassification from accumulated OCI into results of operations. The amounts reclassified from accumulated OCI, when combined with the impacts of the actual physical power sales, result in the ultimate recognition of net revenues at the contracted price.

Energy-Related Hedges
Accumulated OCI derivative loss at January 1, 2007	$(4)
Effective portion of changes in fair value	1
Reclassifications from accumulated OCI to net income	3

Accumulated OCI derivative gain (loss) at December 31, 2007	$—
Effective portion of changes in fair value	—
Reclassifications from accumulated OCI to net income	—

Accumulated OCI derivative gain (loss) at December 31, 2008	$—

ComEd had no cash-flow hedge activity impact to pre-tax income based on the reclassification adjustment from accumulated OCI to results of operations for the year ended December 31, 2008. ComEd’s cash-flow hedge activity impact to pre-tax earnings based on the reclassification adjustment from accumulated OCI to earnings was a $4 million pre-tax loss for the year ended December 31, 2007.

Other Derivatives. Other derivative contracts are those that do not qualify or are not designated for hedge accounting. These instruments represent economic hedges that mitigate exposure to fluctuations in commodity prices principally through swaps. For the years ended December 31, 2008, 2007 and 2006, the following net pre-tax mark-to-market gains (losses) relating to changes in the fair values of certain purchase power contracts pursuant to SFAS No. 133 were reported in purchased power expense and revenue at ComEd in the Consolidated Statements of Operations and in net realized and unrealized mark-to-market transactions in the Consolidated Statements of Cash Flows.

Year Ended December 31,	2008	2007	2006
Unrealized mark-to-market losses	$—	$—	$(8)
Realized mark-to-market gains	—	4	3

Total net mark-to-market gains (losses)	$—	$4	$(5)

Credit Risk Associated with Derivative Instruments

ComEd would be exposed to credit-related losses in the event of non-performance by counterparties that enter into derivative instruments. The credit exposure of derivative contracts, before collateral, is represented by the fair value of contracts at the reporting date.

Collateral Provisions of Illinois Contracts. Beginning in 2007, under the Illinois auction rules and the supplier forward contracts that ComEd entered into with counterparty suppliers, including Generation, collateral postings are only one-sided from suppliers. If market prices fall below ComEd’s benchmark price levels, ComEd is not required to post collateral; however, when market prices rise above benchmark price levels with ComEd, counterparty suppliers, including Generation, are required to post collateral once certain unsecured credit limits are exceeded. Under the terms of the five-year financial swap contract between ComEd and Generation, there are no immediate collateral provisions on either party. However, the swap contract also provides that: (1) if ComEd is upgraded to investment grade by Moody’s Investor Service or Standard & Poor’s (S&P) and then is later downgraded below investment grade, or (2) if Generation is downgraded below investment grade by Moody’s Investor Service or S&P, collateral postings would be required by the applicable party depending on how market prices compare to the benchmark price levels. As of December 31, 2008, there was no cash collateral or letters of credit posted between suppliers, including Generation, and ComEd, under any of the above-mentioned contracts.

As of March 19, 2008, ComEd was upgraded to investment grade by S&P, and therefore, the above condition has been satisfied such that if ComEd is later downgraded, it could be subject to collateral requirements depending on market prices at that time. Under no circumstances would collateral postings exceed $200 million from either ComEd or Generation under the swap contract. The Illinois Settlement established a new procurement process that utilizes a pay as bid RFP mechanism in place of the procurement auctions. Generation participated in the 2008 ComEd RFP procurement process and was awarded certain contracts under the RFP. Under the terms of the RFP, collateral postings are required from both ComEd and the counterparty supplier, including Generation, should exposures between market prices and contracted prices exceed established credit thresholds outlined in the agreement. As stipulated in the Illinois legislation as well as the ICC-approved procurement tariff, ComEd is permitted to recover its costs of procuring power and energy plus any prudent costs in arranging and providing for the supply of electric power and energy. Therefore all costs associated with collateral postings are recoverable from retail customers through ComEd’s procurement tariff. See Note 2—Regulatory Issues for further information.

8. Debt and Credit Agreements

Short-Term Borrowings

ComEd meets its short-term liquidity requirements primarily through borrowings under its credit facility. As of December 31, 2008, ComEd had access to an unsecured revolving credit facility with aggregate bank commitments of $952 million. During the third quarter of 2008, ComEd was notified by Lehman Brothers Bank that it would not be able to fund its commitments under ComEd’s credit agreement. The commitment of Lehman Brothers Bank was terminated effective September 30, 2008, and the amounts of the credit agreements with Lehman Bank are not included in the amounts above. Prior to termination, Lehman Brothers Bank’s total commitment within this credit facility was $48 million.

ComEd had the following amounts of commercial paper and credit facility borrowings outstanding at December 31, 2008 and December 31, 2007:

Maximum Program Size at December 31, 2008 (a)	Maximum Program Size at December 31, 2007 (a)	Outstanding Commercial Paper at December 31, 2008 (b)	Outstanding Commercial Paper at December 31, 2007
$952	$1,000	$—	$—

(a)	Equals aggregate bank commitments under revolving credit agreements.
(b)	During 2008, ComEd was unable to access the commercial paper market given the market environment.

	December 31, 2008	December 31, 2007
Credit facility borrowings	$60	$370

In order to maintain its commercial paper programs in the amounts indicated above, ComEd must have revolving credit facilities in place, at least equal to the amount of its commercial paper program. While the amount of its commercial paper outstanding does not reduce available capacity under ComEd’s credit agreement, ComEd does not issue commercial paper in an aggregate amount exceeding the available capacity under its credit agreement.

The following tables present the short-term borrowings activity for ComEd during 2008, 2007 and 2006:

ComEd

	2008	2007	2006
Average borrowings	$140	$291	$213
Maximum borrowings outstanding	568	605	669
Average interest rates, computed on a daily basis	3.91%	6.01%	5.06%
Average interest rates, at December 31	0.96%	5.63%	5.43%

Credit Agreements

As of December 31, 2008, ComEd had access to an unsecured credit facility with aggregate bank commitments of $952 million. ComEd’s unsecured facility expires February 16, 2011 unless extended in accordance with its terms. Under its credit facility, ComEd may request up to two one-year extensions of that term. ComEd may also request increases in the aggregate bank commitments up to an additional $500 million. Any such increases are subject to identifying lenders, whether existing or new, willing to provide the additional commitments and, in the case of any new lenders, the consent of the Administrative Agent (appointed and authorized by credit facility lenders to exercise powers delegated in the credit agreement) and certain of the lenders under the credit facility.

ComEd may use the credit facility for general corporate purposes, including meeting short-term funding requirements and the issuance of letters of credit. The obligation of each lender to make any credit extension to ComEd under its credit facility is subject to various conditions including, among other things, that no event of default has occurred for ComEd or would result from such credit extension.

At December 31, 2008, ComEd had the following aggregate bank commitments, credit facility borrowings and available capacity under the credit agreements:

Aggregate Bank Commitment (a)	Outstanding Borrowings/ Facility Draws	Outstanding Letters of Credit	Available Capacity under Revolving Credit Agreements
$952	$60	$141	$751

(a)	Represents the total bank commitments to the borrower under credits agreements to which the borrower is a party.

Interest rates on advances under the credit facilities are based on either prime or the London Interbank Offered Rate (LIBOR) plus an adder based on the credit rating of the borrower as well as the total outstanding amounts under the agreement at the time of borrowing. The maximum LIBOR adder is 162.5 basis points for ComEd.

ComEd’s credit agreement requires it to maintain a minimum cash from operations to interest expense ratio for the twelve-month period ended on the last day of any quarter. The ratio excludes revenues and interest expenses attributable to securitization debt, certain changes in working capital, distributions on preferred securities of subsidiaries. The following table summarizes the minimum thresholds reflected in the credit agreement for the year ended December 31, 2008:

Credit agreement threshold	2.00 to 1

At December 31, 2008, ComEd was in compliance with the foregoing thresholds.

Long-Term Debt

The following tables present the outstanding long-term debt as of December 31, 2008 and 2007:

			December 31,
	Rates	Maturity Date	2008	2007
Long-term debt
First Mortgage Bonds (a) (b):
Fixed rates	3.70%-8.00%	2008-2038	$4,421	$3,686
Floating rates	0.80%-4.50%	2013-2021	191	343
Notes payable
Fixed rates	6.95%	2018	140	140
Sinking fund debentures	3.875%-4.75%	2008-2011	4	6

Total long-term debt			4,756	4,175
Unamortized debt discount and premium, net			(29)	(29)
Unamortized settled fair-value hedge, net			(1)	(1)
Long-term debt due within one year			(17)	(122)

Long-term debt			$4,709	$4,023

Long-term debt to financing trusts (c)
Subordinated debentures to ComEd Financing II (d)	8.50%	2027	$—	$155
Subordinated debentures to ComEd Financing III	6.35%	2033	206	206
Payable to ComEd Transitional Funding Trust	5.74%	2008	—	274

Total long-term debt to financing trusts			206	635
Long-term debt to financing trusts due within one year (c)			—	(274)

Long-term debt to financing trusts			$206	$361

(a)	Substantially all of ComEd’s assets other than expressly excepted property are subject to the lien of its mortgage indenture.
(b)	Includes first mortgage bonds issued under the ComEd mortgage indenture securing pollution control bonds and notes.
(c)	Amounts owed to these financing trusts are recorded as debt to financing trusts within ComEd’s Consolidated Balance Sheets.
(d)	ComEd redeemed at a prepayment price of 103.825% the subordinated debentures held by ComEd Financing II and the trust related preferred securities of ComEd Financing II during the first quarter of 2008. A portion of the proceeds from a January 16, 2008 mortgage bond issuance was used to refinance these obligations.

Long-term debt maturities in the periods 2009 through 2013 and thereafter are as follows:

Year	Amount
2009	$17
2010	213
2011	347
2012	450
2013	252
Thereafter	3,477

Total	$4,756

Long-term debt to financing trusts maturities in the periods 2009 through 2013 and thereafter are as follows:

Year	Amount
2009	$—
2010	—
2011	—
2012	—
2013	—
Thereafter	206

Total	$206

9. Income Taxes

Income tax expense (benefit) from continuing operations is comprised of the following components:

For the Year Ended December 31, 2008	2008	2007	2006
Included in operations:
Federal
Current	$(125)	$2	$282
Deferred	230	65	83
Investment tax credit amortization	(3)	(3)	(3)
State
Current	(7)	(3)	60
Deferred	33	19	23

Total income tax expense	$128	$80	$445

The effective income tax rate from continuing operations varies from the U.S. Federal statutory rate principally due to the following:

For the Year Ended December 31, 2008	2008	2007	2006
U.S. Federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	5.0	4.0	16.2
Nondeductible goodwill impairment charge	—	—	81.6
Amortization of regulatory asset	—	—	1.9
Nontaxable postretirement benefits	(0.8)	(1.2)	(0.8)
Amortization of investment tax credit	(0.9)	(1.2)	(0.9)
Indirect cost capitalization method change	—	(4.6)	—
Other	0.6	0.7	0.6

Effective income tax rate	38.9%	32.7%	133.6%

The tax effects of temporary differences, which give rise to significant portions of the deferred tax liabilities, as of December 31, 2008 and 2007 are presented below:

	2008	2007
Plant basis differences	$(2,067)	$(1,730)
Unrealized losses on derivative financial instruments	(5)	(5)
Deferred pension and postretirement obligations	(218)	(239)
Deferred debt refinancing costs	(55)	(55)
Other, net	43	(16)

Deferred income tax liabilities (net)	$(2,302)	$(2,045)
Unamortized investment tax credits	(35)	(37)

Total deferred income tax liabilities (net) and unamortized investment tax credits	$(2,337)	$(2,082)

Tabular reconciliation of unrecognized tax benefits

The following table provides a reconciliation of ComEd’s unrecognized tax benefits as of December 31, 2008 and 2007:

Unrecognized tax benefits at January 1, 2008	$688
Increases based on tax positions prior to 2008	12
Change to positions that only affect timing	(65)

Unrecognized tax benefits at December 31, 2008	$635

Unrecognized tax benefits at January 1, 2007	$797
Increases based on tax positions prior to 2007	4
Change to positions that only affect timing	(113)

Unrecognized tax benefits at December 31, 2007	$688

Unrecognized tax benefits that if recognized would affect the effective tax rate

ComEd had $65 million and $25 million of unrecognized tax benefits at December 31, 2008 and 2007, respectively, that, if recognized, would decrease the effective tax rate.

Total amounts of interest and penalties recognized

ComEd has reflected in its Consolidated Balance Sheets as of December 31, 2008 and 2007, a net interest payable of $90 million and $88 million, respectively, related to its unrecognized tax benefits. ComEd recognizes accrued interest related to unrecognized tax benefits in interest expense (income) in other income and deductions on its Consolidated Statements of Operations. ComEd has reflected in its Consolidated Statements of Operations net interest income of $2 million and $41 million, respectively, related to its uncertain tax positions for the twelve months ended December 31, 2008 and 2007. ComEd has not accrued any penalties with respect to unrecognized tax benefits.

Reasonably possible that total amount of unrecognized tax benefits could significantly increase or decrease within 12 months after the reporting date

ComEd has unrecognized tax benefits related to refund claims for Illinois investment tax credits with respect to its utility property of approximately $65 million. After the refund claims were denied by the Illinois Department of Revenue, ComEd filed a suit for a refund. In the third quarter of 2007, the Illinois Appellate court heard the case deciding in favor of the Illinois Department of Revenue. In September 2008, the Illinois Supreme court heard oral arguments in the case. A decision is expected in 2009. It is reasonably possible that the unrecognized tax benefits related to this issue will significantly decrease within the next 12 months as a result of a decision by the Illinois Supreme Court or a settlement with the Department of Revenue.

Exelon contends that the Illinois deregulation act resulted in the taking of certain of ComEd’s assets used in its business of providing electricity services in its defined service areas. Exelon has filed refund claims with the IRS taking the position that competitive transition charges (CTCs) collected during ComEd’s transition periods represent compensation for that taking and, accordingly, are excludible from taxable income as proceeds from an involuntary conversion. If the Company is successful in its claims, it will be required to reduce the tax basis of property acquired with the funds provided by the CTCs such that the benefits of the position are temporary in nature. The IRS has disallowed the refund claims for the 1999 – 2001 tax years and Exelon has protested the disallowance to IRS Appeals. The years 2002 – 2006 are currently under IRS audit and the Company expects the claims for those years to be disallowed. ComEd collected approximately $1.2 billion in CTCs for the years 1999-2006. ComEd has recognized tax benefits associated with the CTC refund claims and has accrued interest on this tax position consistent with the requirements of FIN 48. ComEd’s management believes that the issue has been appropriately recognized in accordance with FIN 48; however, the ultimate outcome of this matter could result in unfavorable or favorable impacts to the results of operations and financial positions as well as potential favorable impacts to cash flows, and such impacts could be material. Based on the schedule for the IRS appeal, it is reasonably possible that the unrecognized tax benefits related to this issue may significantly increase or decrease within the next 12 months. It is not possible at this time to predict the amount, if any, of such a change.

See 1999 Sale of Fossil Generating Assets in Other Tax Matters section below for information regarding the amount of unrecognized tax benefits associated with this matter that could change significantly within the next 12 months.

Description of tax years that remain subject to examination by major jurisdiction

Taxpayer	Open Years
Exelon (and predecessors) and subsidiaries consolidated Federal income tax returns	1989-2007
Exelon (and predecessors) and subsidiaries Illinois unitary income tax returns	2004-2007

Other Tax Matters

1999 Sale of Fossil Generating Assets

ComEd has taken certain tax positions to defer the tax gain on the 1999 sale of its fossil generating assets. As of December 31, 2008 and December 31, 2007, deferred tax liabilities related to the fossil plant sale are reflected in Exelon’s Consolidated Balance Sheets with the majority allocated to ComEd. ComEd’s ability to defer the tax liability depends in part on whether its treatment of the sales proceeds as having been received in connection with an involuntary conversion is ultimately sustained. ComEd’s ability to continue to defer the remainder of the tax liability on the fossil plant sale depends on whether its tax characterization of a purchase and leaseback transaction is sustained as an acquisition of replacement property as part of a “like-kind exchange.” ComEd received the IRS’ audit report for the taxable period 1999 through 2001, which, as expected, reflected the full disallowance of the deferral of gain associated with both the involuntary conversion position and the like-kind exchange transaction. Specifically, the IRS has asserted that the sales proceeds were not received in connection with an involuntary conversion of certain ComEd property rights such that the gain on the sale of the assets was fully subject to tax. The IRS also asserted that the ComEd purchase and leaseback transaction is substantially similar to a leasing transaction, known as a sale-in, lease-out (SILO), which the IRS does not respect as the acquisition of an ownership interest in property. Accordingly, the IRS asserted that the sale of the fossil plants followed by the purchase and leaseback does not qualify as a like-kind exchange such that the gain on the sale is fully subject to tax. A SILO is a “listed transaction” that the IRS has identified as a potentially abusive tax shelter under guidance issued in 2005. As a result of its view of the purchase and leaseback as a tax shelter and because it disagrees with ComEd’s position that the sale of the fossil plants resulted from an involuntary conversion, the IRS has asserted penalties for a substantial understatement of tax of approximately $196 million.

As part of a coordinated settlement initiative for SILO and LILO (lease-in, lease-out) transactions, Exelon and 44 other large corporate taxpayers received a settlement offer from the IRS in August 2008. The terms of the offer required a concession of 80% of the deferral on ComEd’s like-kind exchange position. ComEd believes that the settlement offer does not adequately reflect the strength of its position and has rejected the offer. As discussed below, ComEd intends to continue discussing the fossil sale tax positions with IRS Appeals.

ComEd disagrees with the IRS’s disallowance of the deferral of gain and specifically with its characterization of its purchase and leaseback as a SILO. Following the conclusion of the IRS audit, ComEd initiated an administrative appeal with the IRS in an effort to negotiate a settlement of the disputed issues without having to resort to litigation. ComEd and the IRS have agreed to a schedule which could result in a resolution of the administrative appeal within the next 12 months. That resolution could take the form of a negotiated settlement of the disputed issues. Alternatively, either or both parties could conclude that a settlement cannot be reached, in which case the issues would likely be resolved through litigation. In the event ComEd reaches a settlement with the IRS or determines it is necessary to litigate the unsettled issues by filing a suit for refund, it is not expected that any payments of tax or interest would be required before the first quarter of 2010.

ComEd has recorded a liability for unrecognized tax benefits. Additionally, ComEd has accrued interest on these tax positions consistent with the requirements of FIN 48. A fully successful IRS challenge to ComEd’s positions would accelerate income tax payments and increase interest expense related to the deferred tax gain that becomes currently payable. As of December 31, 2008, ComEd’s potential net cash outflow, including tax and interest (after-tax), could be as much as $1 billion. If the deferral were successfully challenged by the IRS, it could negatively impact ComEd’s results of operations by as much as $199 million (after-tax) related to interest expense. Because ComEd believes it is unlikely that the penalty assertion will be ultimately sustained, ComEd has not recorded a liability for the penalties. However, should the IRS prevail in asserting such penalty, it would result in an after-tax charge of an additional $196 million to ComEd’s results of operations. ComEd’s management believes that interest and penalties have been appropriately accounted for in accordance with FIN 48; however, the ultimate outcome of such matters could result in unfavorable or favorable impacts to the results of operations, cash flows and financial positions, and such impacts could be material. Based on the schedule for the IRS appeal, it is reasonably possible that unrecognized tax benefits associated with the involuntary conversion position and like-kind exchange transaction could change significantly within the next 12 months. It is not possible at this time to predict the amount, if any, of such a change.

Indirect Cost Capitalization

In 2001, ComEd filed a request with the IRS to change its tax method of accounting for certain overhead costs under the Simplified Service Cost Method (SSCM) effective for years 2001-2004. The tax method change resulted in the deduction of certain overhead costs previously capitalized. In the fourth quarter of 2007, ComEd and the IRS agreed to apply industry-wide guidelines for settling the amount of indirect overhead costs previously capitalized. Based on acceptance of the settlement guidelines, ComEd recorded an estimated interest benefit (after-tax and net of fee) of approximately $26 million. ComEd recorded a current tax benefit of $13 million. In the second quarter of 2008, ComEd reached final settlement with the IRS as to the amounts of the benefit determined through the application of the IRS settlement guidelines. As a result, ComEd recognized an additional interest benefit of $7 million (after-tax). ComEd recorded a current tax benefit of $4 million.

For years beginning after 2004, ComEd was required to discontinue use of the SSCM and adopt a new method of capitalizing indirect costs. In the third quarter of 2007, ComEd developed a new indirect cost capitalization method. As a result, ComEd recorded an estimated interest benefit of $2 million (after-tax). During the fourth quarter of 2008, the IRS indicated its agreement with this new method of capitalizing indirect overhead costs. Therefore, ComEd recorded an additional interest benefit (after-tax) of $15 million.

Research and Development Settlement

In 2007, ComEd and the IRS reached an agreement to settle a research and development claim for tax years 1989-1998. The incremental impact recorded by ComEd in the fourth quarter of 2007, above the amount recorded with the adoption of FIN 48, resulted in a reduction to goodwill of $35 million, interest income of $15 million (after-tax) and a contingent tax consulting fee of $8 million (after-tax). The contingent fee was accounted for under SFAS No. 5 and recognized in the fourth quarter of 2007.

Interest on Tax Refunds

During the first quarter of 2008 and after the filing of ComEd’s 2007 Annual Report on Form 10-K, ComEd identified adjustments to be made for amounts recorded in 2007 related to a settlement with the IRS of a research and development claim. Upon further review of the settlement and Exelon’s Tax Sharing Agreements, it was determined that $4 million (after-tax) of interest expense recorded in the fourth quarter of 2007 upon finalization of the settlement with the IRS and $2 million of interest recorded through retained earnings in the first quarter of 2007 upon the adoption of FIN 48 was inadvertently recorded at Generation and should have been recorded at ComEd. Management believed these amounts are immaterial individually and in the aggregate to any previously issued financial statements, and also immaterial to expected full year results of operations for 2008. Consequently during the first quarter of 2008, ComEd recorded an increase in interest expense of $4 million (after-tax) and a reduction in retained earnings of $2 million.

Illinois Senate Bill 1544 and Senate Bill 783

In August 2007, the Governor of Illinois signed Illinois Senate Bill (SB) 1544 into law, which became effective January 1, 2008. SB 1544 provided for new rules related to the sourcing of receipts from services for Illinois income tax purposes. These rules generally sourced receipts from services based upon where the benefit of the service was realized. In January 2008, the Governor of Illinois signed Illinois SB 783 into law, which amended certain provisions of SB 1544, including the rules pursuant to which receipts from services should be sourced for Illinois income tax purposes. Pursuant to SB 783, receipts from services generally should be sourced based upon where the services are received. SB 783 also expressly provides that the Illinois Department of Revenue shall adopt rules prescribing where utility services are received. On December 26, 2008, the Illinois Department of Revenue proposed regulations prescribing where utility services are received. These proposed regulations are susceptible to change until they are finalized, which is not expected to occur until March 2009 at the earliest. ComEd will assess the impact that SB 783 may have on its financial position, results of operations and cash flows once the Illinois Department of Revenue finalizes regulations prescribing where utility services are received, which as stated above, is not expected to occur until March of 2009. The impact may be material.

10. Asset Retirement Obligations

ComEd has conditional AROs associated with the abatement and disposal of equipment and buildings contaminated with asbestos and Polychlorinated Biphenyls.

The following table presents the activity of the conditional AROs reflected on ComEd’s Consolidated Balance Sheets from January 1, 2007 to December 31, 2008:

ComEd
AROs at January 1, 2007	$156
Accretion (a)	10
Payments	(3)

AROs at December 31, 2007	163
Net increase resulting from updates to estimated future cash flows	2
Accretion (a)	10
Payments	(1)

AROs at December 31, 2008	$174

(a) The majority of the accretion is recorded as an increase to a regulatory asset due to the associated regulations.

11. Retirement Benefits

Defined Benefit Pension and Other Postretirement Benefits—Consolidated Plans

Exelon sponsors defined benefit pension plans and postretirement benefit plans for essentially all ComEd employees. Substantially all non-union employees and electing union employees hired on or after January 1, 2001 participate in Exelon-sponsored cash balance pension plans.

The measurement of the plan obligations and costs of providing benefits under these plans involve various factors, including numerous assumptions and accounting elections. When determining the various assumptions that are required, Exelon considers historical information as well as future expectations. The benefit costs are affected by, among other things, the actual rate of return on plan assets, the long-term expected rate of return on plan assets, the discount rate applied to benefit obligations, Exelon’s expected level of contributions to the plans, incidence of mortality, expected remaining service period of plan participants, level of compensation and rate of compensation increases, employee age, length of service, the long-term expected investment crediting rate and the anticipated rate of increase of health care costs. The impact of changes in these factors on pension and other postretirement benefit obligations is generally recognized over the expected average remaining service period of the plan participants rather than immediately recognized. The measurement date for the plans is December 31.

Approximately $101 million, $101 million and $72 million were included in capital and operating and maintenance expense, during 2008, 2007 and 2006, respectively, for ComEd’s allocated portion of the Exelon-sponsored pension and postretirement benefit plans. ComEd contributed $58 million, $55 million and $50 million to the Exelon-sponsored pension and other post-retirement benefit plans in 2008, 2007 and 2006, respectively. ComEd’s cash contributions reflected are net of federal subsidy payments received on its Consolidated Statements of Cash Flows. ComEd received federal subsidy payments of $3 million and $2 million in 2008 and 2007, respectively. ComEd expects to contribute $72 million to the benefit plans in 2009.

401(k) Savings Plan

ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. The cost of matching contributions to the savings plan totaled $19 million, $18 million and $17 million for the years ended December 31, 2008, 2007 and 2006, respectively.

12. Preferred Securities

At December 31, 2008 and 2007, ComEd prior preferred stock and ComEd cumulative preference stock consisted of 850,000 shares and 6,810,451 shares authorized, respectively, none of which were outstanding.

13. Common Stock

At December 31, 2008 and 2007, ComEd’s common stock with a $12.50 par value consisted of 250,000,000 shares authorized and 127,016,519 shares outstanding.

ComEd had 75,410 and 75,496 warrants outstanding to purchase ComEd common stock as of December 31, 2008 and 2007, respectively. The warrants entitle the holders to convert such warrants into common stock of ComEd at a conversion rate of one share of common stock for three warrants. At December 31, 2008 and 2007, 25,137 and 25,166 shares of common stock, respectively, were reserved for the conversion of warrants.

Stock-Based Compensation Plans

ComEd participates in Exelon’s stock-based compensation plan. Exelon grants stock-based awards through its Long-Term Incentive Plan (LTIP), which primarily includes performance share awards, stock options and restricted stock units. During the years ended December 31, 2008, 2007 and 2006, exercised and distributed stock-based awards were issued from authorized but unissued common stock shares.

The following table presents the stock-based compensation expense included in Exelon’s Consolidated Statements of Operations during the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
Components of Stock-Based Compensation Expense	2008	2007	2006
Performance shares	$28	$76	$84
Stock options	24	34	39
Restricted stock units	20	13	3
Other stock-based awards	4	2	2

Total stock-based compensation included in operating and maintenance expense	76	125	128

Income tax benefit	(29)	(48)	(48)

Total after-tax stock-based compensation expense	$47	$77	$80

ComEd’s stock-based compensation expense (pre-tax) was $4 million, $8 million and $12 million during the years ended December 31, 2008, 2007 and 2006.

There were no significant stock-based compensation costs capitalized during the years ended December 31, 2008, 2007 and 2006.

Exelon receives a tax deduction based on the intrinsic value of the award on the exercise date for stock options and distribution date for performance share awards and restricted stock units. For each award, throughout the requisite service period, Exelon recognizes the tax benefit related to compensation costs recognized in accordance with FASB Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123-R). The tax deductions in excess of the benefits recorded throughout the requisite service period are recorded to common stock and are included in other financing activities within Exelon’s Consolidated Statements of Cash Flows. The following table presents information regarding Exelon’s tax benefits during the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Realized tax benefit when exercised/distributed:
Stock options	$59	$93	$68
Restricted stock units	4	7	9
Performance share awards	27	28	20
Stock deferral plan	10	25	2
Excess tax benefits included in other financing activities of Exelon’s Consolidated Statement of Cash Flows:
Stock options	$51	$77	$53
Restricted stock units	1	4	4
Performance share awards	2	1	2
Stock deferral plan	6	15	1

Stock Options

Non-qualified stock options to purchase shares of Exelon’s common stock are granted under the LTIP. The exercise price of the stock options is equal to the fair market value of the underlying stock on the date of option grant. Stock options granted under the LTIP generally become exercisable upon a specified vesting date. All stock options expire ten years from the date of grant. The vesting period of stock options outstanding as of December 31, 2008 generally ranged from three years to four years. The value of stock options at the date of grant is either amortized through expense or capitalized over the requisite service period using the straight-line method. For stock options granted to retirement-eligible employees, the value of the stock option is recognized immediately on the date of grant.

Exelon grants most of its stock options in the first quarter of each year. Stock options granted during the remaining quarters of 2008, 2007 and 2006 were not significant.

The fair value of each option is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. The following table presents the weighted average assumptions used in the pricing model for grants and the resulting weighted average grant date fair value of stock options granted for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Dividend yield	2.73%	2.94%	3.20%
Expected volatility	29.30%	22.00%	25.50%
Risk-free interest rate	3.17%	4.71%	4.27%
Expected life (years)	6.25	6.25	6.25
Weighted average grant date fair value	$18.36	$13.05	$13.22

The dividend yield is based on several factors, including Exelon’s most recent dividend payment at the grant date and the average stock price over the previous year. Expected volatility is based on implied volatilities of traded stock options in Exelon’s common stock and historical volatility over the estimated expected life of the stock options. The risk-free interest rate for a security with a term equal to the expected life is based on a yield curve constructed from U.S. Treasury strips at the time of grant. For each year presented, the expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Exelon believes that the simplified method is appropriate due to several factors that result in historical exercise data not being sufficient to determine a reasonable estimate of expected term. Exelon uses historical data to estimate employee forfeitures, which are compared to actual forfeitures on a quarterly basis and adjusted as necessary.

The following table presents information with respect to stock option activity during the year ended December 31, 2008:

	Shares	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balance of shares outstanding at December 31, 2007	13,950,698	$41.26
Options granted	853,900	73.29
Options exercised	(3,104,716)	34.73
Options forfeited/cancelled	(358,154)	50.41

Balance of shares outstanding at December 31, 2008	11,341,728	45.17	5.64	$145,247,858

Exercisable at December 31, 2008 (a)	8,389,991	41.47	5.08	133,504,417

(a) Includes stock options issued to retirement-eligible employees.

The following table summarizes additional information regarding stock options exercised during the years ended December 31, 2008, 2007 and 2006:

Stock Options Exercised	Year Ended December 31,
	2008	2007	2006
Intrinsic value (a)	$147	$231	$170
Cash received for exercise price	108	186	171

(a) The difference between the market value on the date of exercise and the strike price.

The following table summarizes Exelon’s nonvested stock option activity for the year ended December 31, 2008:

	Shares	Weighted Average Exercise Price (per share)
Nonvested at December 31, 2007(a)	5,790,654	$47.61
Granted (b)	853,900	73.29
Vested (b)	(3,388,998)	45.52
Forfeited	(303,819)	57.33

Nonvested at December 31, 2008 (a)	2,951,737	$56.42

(a)	Excludes 953,175 and 1,034,837 of stock options issued to retirement-eligible employees at December 31, 2008 and December 31, 2007, respectively as they are fully vested.
(b)	Includes 297,300 of stock options issued to retirement eligible employees that vested immediately on the date of grant.

As of December 31, 2008, $16 million of total unrecognized compensation costs related to nonvested stock options are expected to be recognized over the remaining weighted-average period of 2.04 years.

Restricted Stock Units

Exelon grants restricted stock units under the LTIP. Beginning in January 2007, Exelon began granting certain managers restricted stock units in lieu of stock options. Prior to 2007, Exelon utilized restricted stock units on a limited basis primarily to compensate executive management. The majority of Exelon’s restricted stock units will be settled in common stock. In accordance with SFAS No. 123-R, the cost of services received from employees in exchange for the issuance of restricted stock units to be settled in stock is required to be measured based on the grant date fair value of the restricted stock unit issued. On a very limited basis, Exelon has granted restricted stock units to certain ComEd executives that will be settled in cash. In accordance with SFAS No. 123-R, the obligations related to these restricted stock units have been classified as liabilities on Exelon’s Consolidated Balance Sheets and are remeasured each reporting period throughout the requisite service period.

The value of the restricted stock units is either amortized through expense over the requisite service period using the straight-line method or capitalized. The requisite service period for restricted stock units is generally three to five years. However, certain restricted stock unit awards become fully vested upon the employee reaching retirement-eligibility. The value of the restricted stock units granted to retirement-eligible employees is either recognized immediately upon the date of grant or through the date at which the employee reaches retirement eligibility. Exelon uses historical data to estimate employee forfeitures, which are compared to actual forfeitures on a quarterly basis and adjusted if necessary.

The following table summarizes Exelon’s nonvested restricted stock unit activity for the year ended December 31, 2008:

	Shares	Weighted Average Grant Date Fair Value (per share)
Nonvested at December 31, 2007 (a)	683,128	$56.41
Granted	452,200	74.83
Distributed	(106,677)	57.62
Forfeited	(51,911)	56.00
Undistributed vested awards (b)	(77,230)	71.49

Nonvested at December 31, 2008 (a)	899,510	$64.26

(a)	Excludes 118,948 and 69,619 of restricted stock units issued to retirement-eligible employees at December 31, 2008 and December 31, 2007, respectively, as they are fully vested.
(b)	Represents restricted stock units granted to retirement-eligible participants in 2008.

The weighted average grant date fair value of restricted stock units granted during the years ended December 31, 2008, 2007 and 2006 was $74.83, $63.89 and $55.26, respectively. As of December 31, 2008 and 2007, Exelon had obligations related to outstanding restricted stock units not yet settled of $33 million and $18 million, respectively, which are included in common stock in Exelon’s Consolidated Balance Sheets. In addition, Exelon had obligations related to outstanding restricted stock units that will be settled in cash of $1 million at December 31, 2008 and 2007, which are included in deferred credits and other liabilities in Exelon’s Consolidated Balance Sheets. During the years ended December 31, 2008, 2007 and 2006, Exelon settled restricted stock units with fair value totaling $10 million, $18 million and $1 million, respectively. As of December 31, 2008, $32 million of total unrecognized compensation costs related to nonvested restricted stock units are expected to be recognized over the remaining weighted-average period of 2.36 years.

Performance Share Awards

Exelon grants performance share awards under the LTIP. The number of performance shares granted is determined based on the performance of Exelon’s common stock relative to certain stock market indices during the three-year period through the end of the year of grant. These performance share awards generally vest and settle over a three-year period. The holders of performance share awards receive shares of common stock and/or cash annually during the vesting period. Participants are eligible for partial or full distributions in cash if they meet certain stock ownership requirements.

Performance share awards to be settled in stock are recorded as common stock within the Consolidated Balance Sheets and are recorded at fair value at the date of grant. The grant date fair value of equity classified performance share awards granted during the year ended December 31, 2008 was estimated using historical data for the previous two plan years and a Monte Carlo simulation model for the current plan year. This model requires assumptions regarding Exelon’s total shareholder return relative to certain stock market indices and the stock beta and volatility of Exelon’s common stock and all stocks represented in these indices. Volatility for Exelon and all comparator companies is based on historical volatility over one year using daily stock price observation. Performance share awards expected to be settled in cash are recorded as liabilities within the Consolidated Balance Sheets. The grant date fair value of liability classified performance share awards granted during the twelve months ended December 31, 2008 was based on historical data for the previous two plan years and actual results for the current plan year. The liabilities are remeasured each reporting period throughout the requisite service period and as a result, the compensation costs for cash-settled awards are subject to volatility.

For non retirement-eligible employees, stock-based compensation costs are accrued and recognized over the vesting period of three years using the graded-vesting method, a method in which the compensation cost is recognized over the requisite service period for each separately vesting tranche of the award as though the award were multiple awards. For performance shares granted to retirement-eligible employees, the value of the performance shares is recognized ratably throughout the year of grant.

The following table summarizes Exelon’s nonvested performance share awards activity for the year ended December 31, 2008:

	Shares	Weighted Average Grant Date Fair Value (per share)
Nonvested at December 31, 2007 (a)	1,260,975	$59.24
Granted	844,940	72.89
Distributed	(680,471)	59.03
Forfeited	(135,194)	65.77
Undistributed vested awards (b)	(365,877)	70.48

Nonvested at December 31, 2008 (a)	924,373	$66.47

(a)	Excludes 640,453 and 532,891 of performance share awards issued to retirement-eligible employees at December 31, 2008 and December 31, 2007, respectively, as they are fully vested.
(b)	Represents performance share awards granted to retirement-eligible participants in 2008.

The weighted average grant date fair value of performance share awards granted during the years ended December 31, 2008, 2007 and 2006 was $72.89, $59.94 and $58.43, respectively. During the years ended December 31, 2008, 2007 and 2006, Exelon settled performance shares with a fair value totaling $69 million, $65 million and $49 million, respectively, of which $44 million, $39 million and $24 million was paid in cash, respectively. As of December 31, 2008, $14 million of total unrecognized compensation costs related to nonvested performance shares are expected to be recognized over the remaining weighted-average period of 1.83 years.

The following table presents the balance sheet classification of obligations related to outstanding performance share awards not yet settled:

	As of December 31,
Obligation Related to Outstanding Performance Share Awards	2008	2007
Current liabilities (a)	$28	$48
Deferred credits and other liabilities (b)	21	35
Common stock	26	27

Total	$75	$110

(a)	Represents the current liability related to performance share awards expected to be settled in cash.
(b)	Represents the long-term liability related to performance share awards expected to be settled in cash.

Stock Deferral Plan

Prior to January 1, 2007, Exelon management had the ability to defer the receipt of certain distributions of stock from Exelon’s stock-based compensation programs into the Exelon Corporation Stock Deferral Plan. In December 2006, the Compensation Committee of Exelon’s Board of Directors approved a proposal to discontinue deferrals to the deferred stock plan. Additionally, active participants in the plans were provided a one-time election to take a full distribution of all deferred stock in the third quarter of 2007. Exelon distributed 248,633 shares of Exelon common stock valued at $17 million and cash-settled 435,245 shares for $31 million on July 31, 2007 to the participants that elected to receive a lump sum distribution in the third quarter of 2007. At December 31, 2008 and 2007, Exelon has obligations at historical cost related to this plan of $11 million and $20 million, respectively, which are included in common stock in Exelon’s Consolidated Balance Sheets.

Undistributed Gains / Losses of Equity Method Investments

ComEd had less than $1 million in undistributed gains of equity method investments at December 31, 2008 and $67 million of undistributed losses of equity method investments at December 31, 2007.

14. Commitments and Contingencies

Energy Commitments

Beginning in January 2007, ComEd began procuring all of its energy requirements for retail customers from market sources pursuant to the ICC-approved procurement auction in 2006 or from the PJM spot market. The Illinois Settlement Legislation enacted in 2007 established a new competitive process for Illinois utilities to procure electricity but did not affect the contracts resulting from the 2006 auction. The new competitive process for procurement will be managed by the IPA, under the oversight of the ICC, in accordance with electricity supply procurement plans approved by the IPA. In March 2008, ComEd entered into procurement contracts to enable ComEd to meet a portion of its customers’ electricity requirements for the period from June 2008 to May 2009. These contracts result in ComEd’s energy commitments of $130 million for 2009. ComEd is also subject to requirements established by the Illinois Settlement Legislation, related to alternative energy resources. See Note 2—Regulatory Issues for additional information.

Commercial Commitments

ComEd’s commercial commitments as of December 31, 2008, representing commitments potentially triggered by future events, were as follows:

		Expiration within
	Total	2009	2010-2011	2012-2013	2014 and beyond
Letters of credit (non-debt) (a)	$166	$166	$—	$—	$—
Letters of credit (long-term debt)—interest coverage (b)	3	3	—	—	—
2007 City of Chicago Settlement (c)	14	8	4	2	—
Midwest Generation Capacity Reservation Agreement guarantee (d)	14	4	8	2	—
Surety bonds (e)	2	2	—	—	—
Rate relief commitments—Settlement Legislation (f)	10	10	—	—	—
Other	2	2	—	—	—

Total commercial commitments	$211	$195	$12	$4	$—

(a)    Letters of credit (non-debt)—ComEd maintains non-debt letters of credit to provide credit support for certain transactions as requested by third parties.

(b)    Letters of credit (long-term debt)—interest coverage—Reflects the interest coverage portion of letters of credit supporting floating-rate pollution control bonds. The principal amount of the floating-rate pollution control bonds of $191 million is reflected in long-term debt in ComEd’s Consolidated Balance Sheet.

(c)    2007 City of Chicago Settlement—In December 2007, ComEd entered into an agreement with the City of Chicago. Under the terms of the agreement, ComEd will pay $55 million over six years, of which $18 million and $23 million was paid in December 2008 and 2007, respectively. See Note 2—Regulatory Issues for additional details on the City of Chicago Settlement.

(d)    Midwest Generation Capacity Reservation Agreement guarantee—In connection with ComEd’s agreement with the City of Chicago entered into on February 20, 2003, Midwest Generation assumed from the City of Chicago a Capacity Reservation Agreement that the City of Chicago had entered into with Calumet Energy Team, LLC. ComEd has agreed to reimburse the City of Chicago for any nonperformance by Midwest Generation under the Capacity Reservation Agreement. Under FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (FIN 45), $1 million is included as a liability on ComEd’s Consolidated Balance Sheets at December 31, 2008 related to this guarantee.

(e)    Surety bonds—Guarantees issued related to contract and commercial agreements, excluding bid bonds.

(f)     See Note 2—Regulatory Issues for additional detail related to ComEd’s rate relief commitments.

Construction Commitments

Under our operating agreements with PJM, ComEd is committed to construct transmission facilities. ComEd will work with PJM to continue to evaluate the scope and timing of any required construction projects. ComEd’s estimated commitments are as follows:

	Total	2009	2010	2011	2012	2013
Construction commitments	$188	$71	$54	$19	$18	$26

Renewable Energy Credits

In May 2008, ComEd entered into contracts for the procurement of renewable energy credits totaling approximately $19 million, of which $11 million was purchased in 2008 and $8 million will be purchased in 2009. See Note 2—Regulatory Issues for more information.

Leases

Minimum future operating lease payments, including lease payments for vehicles, real estate, computers, rail cars, operating equipment and office equipment, as of December 31, 2008 were:

2009	$20
2010	18
2011	17
2012	17
2013	14
Remaining years	33

Total minimum future lease payments	$119

ComEd’s rental expense under operating leases was as follows:

2008	$23
2007	25
2006	24

Environmental Issues

General. ComEd’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, ComEd is generally liable for the costs of remediating environmental contamination of property now or formerly owned by ComEd and of property contaminated by hazardous substances generated by ComEd. ComEd owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. ComEd has identified 42 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. For almost all of these sites, ComEd is one of several potentially responsible parties which may be responsible for ultimate remediation of each location. Of the 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of nine sites. Of the remaining sites identified, 22 sites are currently under some degree of active study and/or remediation. ComEd anticipates that the majority of the remediation at these sites will continue through at least 2015. In addition, ComEd is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor pending their final agreement on allocation of costs at each site, but either party may demand arbitration if the parties cannot agree on a final allocation of costs. For most of the sites, the interim agreement contemplates that neither party will pay less than 20%, or more than 80% of the final costs for each site. On January 3, 2008, ComEd and Nicor executed a definitive written agreement on the allocation of costs for the MGP sites, which is contingent upon ICC approval. Through December 31, 2008, ComEd has incurred approximately $127 million associated with remediation of the sites in question. ComEd’s accrual as of December 31, 2008 for these environmental liabilities reflects the cost allocations contemplated in the agreement.

Based on the final order received in ComEd’s Rate Case, beginning in 2007, ComEd is recovering from customers a provision for environmental costs for the remediation of former MGP facility sites, for which ComEd has recorded a regulatory asset. See Note 15—Supplemental Financial Information for additional information regarding regulatory assets and liabilities.

During the third quarter of 2008, ComEd completed an annual study of its future estimated remediation requirements. The results of this study indicated that additional remediation would be required at certain sites; therefore ComEd increased its reserve and regulatory asset by $21 million.

As of December 31, 2008 and 2007, ComEd had accrued the following undiscounted amounts for environmental liabilities in Other Deferred Credits and Other Liabilities within its Consolidated Balance Sheets:

	December 31, 2008	December 31, 2007
Portion of total related to MGP investigation and remediation	$83	$71
Total environmental investigation and remediation reserve	89	77

ComEd cannot reasonably estimate whether it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by ComEd, environmental agencies or others, or whether such costs will be recoverable from third parties, including customers.

Litigation and Regulatory Matters

General. ComEd is involved in various other litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. ComEd will record a receivable if it expects to recover costs for these contingencies. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse effect on ComEd’s results of operations, cash flows or financial position.

Reliability. On July 18, 2008, ComEd self-reported to ReliabilityFirst Corporation, the entity responsible for monitoring reliability in ComEd’s region, that it failed to maintain vegetation clearance on a section of a transmission line, constituting a violation of a North American Electric Reliability Corporation (NERC) reliability standard. ComEd is subject to potential fines for a violation of NERC reliability standards. The ultimate outcome of this matter remains uncertain but ComEd does not believe it would result in a material adverse impact to ComEd’s consolidated financial statements.

Fund Transfer Restrictions

The Federal Power Act declares it to be unlawful for any officer or director of any public utility “to participate in the making or paying of any dividends of such public utility from any funds properly included in capital account.” What constitutes “funds properly included in capital account” is undefined in the Federal Power Act or the related regulations; however, FERC has consistently interpreted the provision to allow dividends to be paid as long as (1) the source of the dividends is clearly disclosed, (2) the dividend is not excessive and (3) there is no self-dealing on the part of corporate officials.

Under Illinois law, ComEd may not pay any dividend on its stock unless, among other things, “[its] earnings and earned surplus are sufficient to declare and pay same after provision is made for reasonable and proper reserves,” or unless it has specific authorization from the ICC. ComEd has also agreed in connection with financings arranged through ComEd Financing III that it will not declare dividends on any shares of its capital stock in the event that: (1) it exercises its right to extend the interest payment periods on the subordinated debt securities issued to ComEd Financing III; (2) it defaults on its guarantee of the payment of distributions on the preferred trust securities of ComEd Financing III; or (3) an event of default occurs under the Indenture under which the subordinated debt securities are issued.

Income Taxes

See Note 9—Income Taxes for information regarding the ComEd’s income tax refund claims and certain tax positions, including the 1999 sale of fossil generating assets.

15. Supplemental Financial Information

The following tables provide additional information about ComEd’s Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006.

	2008	2007	2006
Operating revenues (a)
Wholesale	$—	$58	$112
Retail electric and gas	5,563	5,543	5,590
Other	573	503	399

Total operating revenues	$6,136	$6,104	$6,101

(a) Includes operating revenues from affiliates.

	2008	2007	2006
Depreciation, amortization and accretion
Property, plant and equipment	$424	$400	$380
Regulatory assets	40	40	50
Asset retirement obligation accretion (a)	1	1	1

Total depreciation, amortization and accretion	$465	$441	$431

(a)	Included in operating and maintenance expense on ComEd’s Consolidated Statements of Operations.

	2008	2007	2006
Taxes other than income
Utility (a)	$236	$258	$241
Real estate	29	26	30
Payroll	26	23	21
Other	7	7	11

Total taxes other than income	$298	$314	$303

(a) Municipal and state utility taxes are also recorded in revenues on ComEd’s Consolidated Statements of Operations.

	2008	2007	2006
Loss in equity method investments
Financing trusts of ComEd	$(8)	$(7)	$(10)

Total loss in equity method investments	$(8)	$(7)	$(10)

	2008	2007	2006
Other, net
Investment income	$6	$6	$2
Regulatory recovery of prior loss on extinguishment of long-term debt (a)	—	—	87
Gain on disposition of assets and investments, net	—	3	1
Impairment of investments	—	—	(2)
Interest income related to uncertain tax positions	6	41	—
Other	6	8	8

Total other, net	$18	$58	$96

(a)	Recovery of these costs was granted in the July 26, 2006 ICC rate order.

Supplemental Cash Flow Information

The following tables provide additional information regarding ComEd’s Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006.

	2008	2007	2006
Cash paid (refunded) during the year
Interest (net of amount capitalized)	$300	$267	$249
Income taxes (net of refunds)	(41)	93	344
Impairment charges
Impairment of goodwill	$—	$—	$776
Other non-cash operating activities
Pension and non-pension postretirement benefits costs	$101	$101	$72
Equity in losses of unconsolidated affiliates	8	58	33
Provision for uncollectible accounts	71	7	10
Amortization of regulatory asset related to debt costs	21	—	—
2006 ICC rate orders (a)	—	—	(288)
Net impact of the 2007 distribution rate case order (b)	22	—	—
Other	41	45	39

Total other non-cash operating activities	$264	$211	$(134)

Changes in other assets and liabilities
Deferred/over-recovered energy costs	$29	$(97)	$—
Other current assets	—	10	(6)
Other noncurrent assets and liabilities	(20)	(17)	5

Total change in other assets and liabilities	$9	$(104)	$(1)

(a)	See Note 2—Regulatory Issues.
(b)	In September 2008, as a result of the 2007 Rate Case order, ComEd recorded $37 million of fixed asset disallowances; $35 million was recorded as operating and maintenance expense and $2 million was recorded as depreciation expense. In addition, ComEd established regulatory assets totaling approximately $13 million associated with reversing previously incurred expenses deemed recoverable in future rates. See Note 2—Regulatory Issues for more information.

	2008	2007	2006
Non-cash investing and financing activities
Resolution of certain tax matters and PECO/Unicom merger severance adjustment (a)	$—	$69	$5
ComEd Transitional Funding Trust (b)(c)	—	25	—
Capital expenditures not paid	4	13	—
Capitalized employee incentives	3	—	—

(a)	Includes amounts recorded to goodwill resulting from the resolution of certain tax matters and the impact of adopting FIN 48 for uncertain tax positions of ComEd that existed at the PECO/Unicom merger, in accordance with
EITF 93-7.
(b)	Amount includes $17 million previously reflected in prepaid interest. This amount did not impact ComEd’s Consolidated Statement of Operations or ComEd’s Consolidated Statement of Cash Flows.
(c)	ComEd applied $8 million of previously prepaid balances against the long-term debt to ComEd Transitional Funding Trust.

Supplemental Balance Sheet Information

The following tables provide additional information about assets and liabilities of ComEd’s as of December 31, 2008 and 2007.

	2008	2007
Investments
Equity method investments:
Financing trusts (a)	$6	$6

Total equity method investments	6	6

Other investments:
Employee benefit trusts and investments (b)	34	46

Total investments	$40	$52

(a)	Includes investments in financing trusts which were not consolidated within the financial statements of Exelon at December 31, 2008 pursuant to the provisions of FIN 46-R. See Note 1—Significant Accounting Policies for additional discussion of the effects of FIN 46-R.
(b)	ComEd’s investments in these marketable securities are recorded at fair market value.

The following tables provide additional information about liabilities of ComEd’s at December 31, 2008 and 2007.

	2008	2007
Accrued expenses
Compensation-related accruals (a)	$114	$104
Taxes accrued	80	168
Interest accrued	89	71
Severance accrued	4	5
Other accrued expenses	19	19

Total accrued expenses	$306	$367

(a) Primarily includes accrued payroll, bonuses and other incentives, vacation and benefits.

The following tables provide information regarding counterparty margin deposit accounts and option premiums as of December 31, 2008 and 2007.

December 31, 2007	2008	2007
Other current liabilities
Counterparty collateral deposits received	$—	$2	(a)
(a) ComEd has received counterparty collateral deposits from suppliers under its supplier forward contracts for the procurement of electricity and records the deposits in restricted cash.

The following tables provide additional information about accumulated other comprehensive income (loss) recorded (after tax) within ComEd’s Consolidated Balance Sheets as of December 31, 2008 and 2007.

	2008	2007
Accumulated other comprehensive (loss) income
Unrealized (loss) income on marketable securities	$(5)	$1

Total accumulated other comprehensive (loss) income	$(5)	$1

The following tables provide information about the regulatory assets and liabilities of ComEd as of December 31, 2008 and 2007.

	2008	2007
Regulatory assets
Deferred income taxes	$16	$14
Debt costs	146	152
Severance	116	137
Conditional asset retirement obligations	112	100
MGP remediation costs	80	66
Rate case costs	14	5
RTO start-up costs	14	—
Financial swap with Generation—noncurrent	345	—
Other	15	29

Noncurrent regulatory assets	858	503
Financial swap with Generation—current	111	—
Under-recovered energy costs current asset	58	101

Total regulatory assets	$1,027	$604

	2008	2007
Regulatory liabilities
Nuclear decommissioning	$1,289	$1,905
Removal costs	1,145	1,099
Financial swap with Generation—noncurrent	—	443
Energy efficiency and demand response programs	6	—

Noncurrent regulatory liabilities	2,440	3,447
Financial swap with Generation—current	—	13
Over-recovered energy costs current liability	1	4

Total regulatory liabilities	$2,441	$3,464

Deferred income taxes. These costs represent the difference between the method by which the regulator allows for the recovery of income taxes and how income taxes would be recorded by unregulated entities. Regulatory assets and liabilities associated with deferred income taxes, recorded in compliance with SFAS No. 71 and SFAS No. 109, include the deferred tax effects associated principally with liberalized depreciation accounted for in accordance with the ratemaking policies of the ICC, as well as the revenue impacts thereon, and assume continued recovery of these costs in future rates. See Note 9—Income Taxes for additional information.

Debt Costs. The reacquired debt costs represent premiums paid for the early extinguishment and refinancing of long-term debt, which is amortized over the life of the new debt issued to finance the debt redemption. Interest-rate swap settlements are deferred and amortized over the period that the related debt is outstanding.

Severance costs. These costs represent previously incurred severance costs that ComEd was granted recovery of in the December 20, 2006 ICC rehearing order. Recovery is over 7.5 years.

Conditional asset retirement obligations. These costs represent future removal costs associated with retirement obligations which will be collected over the remaining lives of the underlying assets. See Note 10—Asset Retirement Obligations for additional information.

MGP remediation costs. Recovery of these items was granted to ComEd in the July 26, 2006 ICC rate order. The period of recovery for ComEd will depend on the timing of the actual expenditures.

Rate case costs. The ICC generally allows ComEd to receive recovery of rate case costs over three years. The ICC has issued orders allowing recovery of these costs on July 26, 2006 and September 10, 2008.

Procurement case costs. Recovery of these items was granted to ComEd in the July 26, 2006 ICC rate order. Recovery is over three years.

Nuclear decommissioning. These amounts represent future nuclear decommissioning costs that are less than the associated decommissioning trust fund assets. Generation believes the trust fund assets, including prospective earnings thereon and any future collections from customers, will equal the associated future decommissioning costs at the time of decommissioning. See Note 10—Asset Retirement Obligations for additional information.

Removal costs. These amounts represent funds received from customers to cover the future removal of property, plant and equipment which reduces rate base for ratemaking purposes.

Financial swap with Generation. To fulfill a requirement of the Illinois Settlement, ComEd entered into a five-year financial swap contract with Generation. Since the swap contract was deemed prudent by the Illinois Settlement Legislation, ensuring ComEd of full recovery in rates, the changes in fair value each period are recorded by ComEd as well as an offsetting regulatory asset or liability. ComEd recorded a regulatory asset related to its mark-to-market derivative liability position as of December 31, 2008 and a regulatory liability related to its mark-to-market derivative asset position as of December 31, 2007. The basis for the mark-to-market derivative position is based on the difference between the ComEd’s cost to purchase energy on the spot market and the contracted price. See Note 2—Regulatory Issues for additional information.

Deferred (over-recovered) energy costs current asset (liability). Starting in 2007, ComEd costs are recoverable (refundable) under ComEd’s ICC and/or FERC-approved rates. ComEd’s deferred energy costs are earning (paying) a rate of return. A return on over-recovered energy costs is paid to customers in addition to the over-recovered energy costs.

The regulatory assets related to pension and other postretirement benefit plans, deferred income taxes, non-pension postretirement benefits, MGP remediation, severance, Procurement Proceedings and Rate Cases are not earning a rate of return. Recovery of the regulatory assets for conditional asset retirement obligations, debt costs, recoverable transition costs and deferred energy costs are earning a rate of return.

16. Related Party Transactions

The financial statements of ComEd include related-party transactions as presented in the tables below:

	For the Years Ended December 31,
	2008	2007	2006
Operating revenues from affiliates
Generation (a)	$4	$2	$7
ComEd Transitional Funding Trust	3	3	3

Total operating revenues from affiliates	$7	$5	$10

Purchased Power from affiliate
Generation (b)	$1,505	$1,477	$2,929
Operation and maintenance from affiliates
BSC (c)	$168	$196	$220
Interest expense to affiliates, net
ComEd Transitional Funding Trust	$6	$27	$47
ComEd Financing II	2	13	13
ComEd Financing III	13	13	13
Other	—	—	(1)

Total interest expense to affiliates, net	$21	$53	$72

Equity in losses of unconsolidated affiliates
ComEd Funding LLC	$(8)	$(7)	$(10)
Capitalized costs
BSC (c)	$55	$72	$81
Cash contributions received from parent (d)	$14	$28	$37

	December 31,
	2008	2007
Receivables from affiliates (current)
ComEd Transitional Funding Trust	$—	$15
PECO	—	2

Total receivables from affiliates (current)	$—	$17

Prepaid voluntary employee beneficiary association trust (i)	$9	12
Mark-to-market derivative asset with affiliate (current)
Generation (e)	$—	$13
Investment in affiliates
ComEd Funding LLC (f)	$—	$(10)
ComEd Financing II	—	10
ComEd Financing III	6	6

Total investment in affiliates	$6	$6

Mark-to-market derivative asset with affiliate (noncurrent)
Generation (e)	$—	$443
Receivable from affiliates (noncurrent)
Generation (g)	$1,289	$1,905
Other	2	3

Total receivable from affiliates (noncurrent)	$1,291	$1,908

Payables to affiliates (current)
Generation (b)(h)(j)	$151	$17
BSC (c)	22	26
ComEd Financing II	—	6
ComEd Financing III	4	4
Other	2	2

Total payables to affiliates (current)	$179	$55

Mark-to-market derivative liability with affiliate (current)
Generation (e)	$111	$—

Mark-to-market derivative liability with affiliate (non-current)
Generation (e)	$345	$—

Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust	$—	$274
ComEd Financing II	—	155
ComEd Financing III	206	206

Total long-term debt due to financing trusts	$206	$635

(a)    Starting in 2007, ComEd is providing delivery-only service for Generation’s own use at its generation stations. In 2006, ComEd delivered and provided electricity to Generation.

(b)    ComEd’s full-requirements PPA, as amended, with Generation expired December 31 2006. Starting in January 2007, ComEd began procuring electricity from Generation under the supplier forward contracts resulting from the reverse-auction procurement process and in June 2008 under an ICC-approved RFP. See Note 2—Regulatory Issues for more information.

(c)    ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, and supply management services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.

(d)    ComEd received cash contributions from Exelon for tax benefits under the Tax Sharing Agreement. See Note 9—Income Taxes for more information.

(e)    To fulfill a requirement of the Illinois Settlement, ComEd entered into a five-year financial swap with Generation. See Note 2—Regulatory Issues.

(f)     In the fourth quarter of 2008, ComEd fully paid off its long-term debt obligations to the ComEd Transitional Funding Trust and received its current receivable from the ComEd Transitional Funding Trust. In addition, ComEd Funding LLC liquidated its investment in the ComEd Transitional Funding Trust and ComEd liquidated its investment in ComEd Funding LLC.

(g)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct whereby, to the extent the assets associated with decommissioning are greater than the applicable ARO at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers.
(h)	ComEd is issuing rate relief credits to customers as part of the Illinois Settlement Legislation. As of December 31, 2008 and 2007, ComEd had a $10 million and $43 million receivable, respectively from Generation as Generation is funding a portion of these credits, which has been recorded as an offset to ComEd’s payable to Generation. See Note 2—Regulatory Issues.
(i)	The voluntary employee benefit association trusts covering active employees are included in corporate operations and are funded by the operating segments. A prepayment to the active welfare plans has accumulated due to actuarially determined contributions rates, which are the basis for ComEd’s contributions to the plans, being higher than actual claim expense incurred by the plans over time.
(j)	As of December 31, 2008, ComEd had a $2 million payable to Generation associated with the completed portion of the financial swap contract entered into as part of the Illinois Settlement. See Note 2—Regulatory Issues and Note 7—Derivative Financial Information for additional information.

17. Quarterly Data (Unaudited)

The data shown below includes all adjustments that ComEd considers necessary for a fair presentation of such amounts:

	Operating Revenues		Operating Income		Net Income
	2008	2007	2008	2007	2008	2007
Quarter ended:
March 31	$1,440	$1,490	$170	$91	$41	$5
June 30	1,425	1,420	141	131	35	29
September 30	1,729	1,758	138	193	33	65
December 31	1,542	1,436	217	97	91	67

18. Subsequent Event (Unaudited)

On February 20, 2009, the Illinois Supreme Court ruled in Exelon Corporation v. The Department of Revenue, in favor of ComEd’s requested refund claims for Illinois investment tax credits with respect to its utility property as described in Note 9—Income Taxes. Based on this ruling, ComEd will record approximately $37 million (after-tax) associated with income tax and interest benefits during the first quarter of 2009.”